UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Xilinx, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 17, 2021
Dear Xilinx Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders to be held on Wednesday, August 4, 2021 at 11:00 a.m. Pacific Daylight Time, via live audio webcast at https://viewproxy.com/xlnx/2021/VM. We look forward to your attendance. At this meeting, the agenda includes:
•the annual election of directors;
•an advisory vote on executive compensation, as described in the attached proxy statement; and
•a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 2, 2022.
The agenda will also include any other business that may properly come before the meeting or any adjournment or postponement of the meeting. The Board of Directors recommends that you vote FOR the election of each of the director nominees; FOR the approval of the compensation of our named executive officers; and FOR the ratification of the appointment of Ernst & Young. Please refer to the proxy statement for detailed information on each of the proposals.
The 2021 Annual Meeting will be held solely to tabulate the votes cast and report the results of voting on the matters described in the attached proxy statement and any other business that may properly come before the meeting. Certain senior executives of Xilinx, Inc. (Xilinx) will be in attendance to answer questions following the Annual Meeting; however, there will be no formal presentation concerning the business of Xilinx.
Whether or not you plan to attend, please take a few minutes now to vote online or via telephone or, alternatively, request a paper proxy card and mark, sign and date your proxy and return it by mail so that your shares will be represented.
Thank you for your continuing interest in Xilinx.

Very truly yours,

/s/ Victor Peng
Victor Peng President and Chief Executive Officer
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, REQUEST, COMPLETE AND MAIL IN A PAPER PROXY CARD.

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XILINX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, August 4, 2021
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Xilinx, Inc., a Delaware corporation (Xilinx or the Company), will be held on Wednesday, August 4, 2021 at 11:00 a.m. Pacific Daylight Time, via live audio webcast. Last year, due to the public health and safety concerns related to the COVID-19 pandemic and limitations within the state of California on non-essential gatherings, we held our Annual Meeting in a virtual-only meeting format to support the health and well-being of our stockholders and our employees. We believe that the virtual forum was conducive to the conduct of that meeting and therefore will hold our Annual Meeting virtually again this year. The items of business are:
1.Election of the following nine nominees for director to serve on the Board of Directors for the ensuing year and until their respective successors are duly elected and qualified: Dennis Segers, Raman K. Chitkara, Saar Gillai, Ronald S. Jankov, Mary Louise Krakauer, Thomas H. Lee, Jon A. Olson, Victor Peng and Elizabeth W. Vanderslice;
2.An advisory vote on executive compensation, as described in the attached proxy statement;
3.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 2, 2022; and
4.Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on June 8, 2021, are entitled to notice of and to vote at the meeting.
All stockholders are cordially invited to attend the meeting via live audio webcast. Certain senior executives of Xilinx will be in attendance to answer questions following the Annual Meeting; however, there will be no formal presentation concerning the business of Xilinx.
In order to ensure your representation at the meeting, you are urged to vote as soon as possible. You may vote your shares in one of the following ways: (1) by visiting the website shown on the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 4, 2021 (Internet Notice) or proxy card and following the instructions; (2) by calling the telephone number shown in the Internet Notice or proxy card; (3) by voting electronically at the Annual Meeting; or (4) by requesting, completing and mailing in a paper proxy card, as outlined in the Internet Notice. If you have internet access, we encourage you to record your vote on the internet.

FOR THE BOARD OF DIRECTORS

/s/ Catia Hagopian
Catia Hagopian Secretary
San Jose, California
June 17, 2021
THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD ARE BEING PROVIDED ON OR ABOUT JUNE 17, 2021 IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF XILINX, INC. IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY ONLINE OR BY TELEPHONE, OR, IN THE ALTERNATIVE, REQUEST, COMPLETE AND MAIL IN A PAPER PROXY CARD.

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PROXY STATEMENT SUMMARY

Meeting Information
Date:	Wednesday, August 4, 2021
Time:	11:00 a.m. Pacific Daylight Time
Location:	Live audio webcast at https://viewproxy.com/xlnx/2021/VM
Shareholder Voting Matters
Proposal One	Election of Directors
Proposal Two	Advisory Vote on Executive Compensation
Proposal Three	Ratification of Appointment of Independent Registered Public Accounting Firm
Director Nominees
Director Name	Independent	Committee Membership
Dennis Segers	Yes	None (Chairman of the Board)
Raman K. Chitkara	Yes	Audit (Chair)
Saar Gillai	Yes	Nominating and Governance
Ronald S. Jankov	Yes	Compensation (Chair)
Mary Louise Krakauer	Yes	Compensation
Thomas H. Lee	Yes	Nominating and Governance
Jon A. Olson	Yes	Audit (effective July 2021)
Victor Peng	No	None (President and CEO)
Elizabeth W. Vanderslice	Yes	Nominating and Governance (Chair); Compensation
Corporate Governance Practices
We regularly review and evaluate our corporate governance principles and practices, which include the following:
• Independent chairperson		• Proxy access for investors
• Majority voting for all directors and resignation policy		• Stock ownership guidelines for executive officers and directors
• Board service limits and terms		• Limits on number of outside boards on which directors may serve
• Annual advisory vote on executive compensation (say-on-pay)		• Continuing education program for senior leadership development and succession planning
Executive Compensation Philosophy
Xilinx maintains policies and practices to help ensure that our overall executive compensation program reflects sound governance standards and drives financial performance. These policies and practices include the following:
• Fully independent Compensation Committee		• Annual executive compensation review
• Independent compensation advisor reporting directly to the Compensation Committee		• Clawback policy that covers all elements of our incentive compensation program
• Pay-for-performance philosophy based on the Company’s and individual executive’s performance		• Double-trigger change-of-control benefits
• At-risk compensation for our executives

XILINX, INC.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING
Q:    Who is soliciting my vote?
A:    The Board of Directors of Xilinx (Board) is soliciting your vote at the 2021 Annual Meeting of Stockholders (Annual Meeting).
Q:    When is the Annual Meeting?
A:    The Annual Meeting will take place on August 4, 2021, at 11:00 a.m. Pacific Daylight Time.
Q:    Where will the Annual Meeting be held?
A:    The Annual Meeting will be held via live audio webcast at https://viewproxy.com/xlnx/2021/VM.
Q:    How do I attend and vote at the virtual Annual Meeting?
A:    Both stockholders of record and stockholders who hold their shares in “street name” will need to register to be able to attend the Annual Meeting via live audio webcast.
If you are a stockholder of record, you must:
•    First register at https://viewproxy.com/xlnx/2021/VM by 11:59 p.m. EDT on August 2, 2021. You will need to enter your name, phone number, virtual control number (included on your proxy card) and email address as part of the registration, following which you will receive an email confirming your registration as well as the password to attend the Annual Meeting.
•    On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by logging in using the unique link provided with your registration confirmation. You will need the virtual control number included on your proxy card if you wish to vote during the meeting.
•    If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/XLNX during the meeting while the polls are open. (You will need the virtual control number included on your proxy card.)
If your shares are held in street name, you must:
•    Obtain a legal proxy from your broker, bank or other nominee.
•    Register at https://viewproxy.com/xlnx/2021/VM by 11:59 p.m. EDT on August 2, 2021.
You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via e-mail to virtualmeeting@viewproxy.com) as part of the registration, following which you will receive an email confirming your registration, your virtual control number and the password to attend the Annual Meeting.
Please note that if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting, but you will be unable to vote your shares electronically at the meeting.
•    On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by logging in using the password you received via email in your registration confirmation at https://viewproxy.com/xlnx/2021/VM.(You will need the virtual control number assigned to you in your registration confirmation email.)
•    If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/XLNX during the meeting while the polls are open. (You will need the virtual control number assigned to you in your registration confirmation email.)
Q:    What proposals are being presented for my vote?
A:    You will be asked to vote on:
1.election of the following nine nominees to serve as a director on the Board for the ensuing year: Dennis Segers, Raman K. Chitkara, Saar Gillai, Ronald S. Jankov, Mary Louise Krakauer, Thomas H. Lee, Jon A. Olson, Victor Peng, and Elizabeth W. Vanderslice;

2.an advisory vote on the compensation for our named executive officers;
3.ratification of the appointment of Ernst & Young LLP (EY) to serve as our independent registered public accounting firm for the fiscal year ending April 2, 2022; and
4.any other business that may properly come before the Annual Meeting.
Q:    What are the Board’s recommendations?
A:    The Board recommends that you vote your shares:
1.FOR each of the Board’s nine nominees for director, who are Dennis Segers, Raman K. Chitkara, Saar Gillai, Ronald S. Jankov, Mary Louise Krakauer, Thomas H. Lee, Jon A. Olson, Victor Peng and Elizabeth W. Vanderslice;
2.FOR the advisory vote on the compensation for our named executive officers; and
3.FOR the ratification of the appointment of EY to serve as our independent registered public accounting firm for the fiscal year ending April 2, 2022.

Q:    What is the quorum requirement for the Annual Meeting?
A:    The required quorum to transact business at the Annual Meeting is a majority of the shares of our common stock outstanding on the record date. Shares of common stock entitled to vote and represented at the Annual Meeting by proxy or in person, as well as shares represented by abstentions and broker non-votes (see the answer to “What is a ‘broker non-vote’ and what is its effect?” below), will be counted towards the quorum. If there is a quorum, the stockholders present at the Annual Meeting may continue to do business, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If there is no quorum, a majority of the votes present at the meeting may adjourn the Annual Meeting to another date.
Q:    What is the record date?
A:    The record date for determining shares outstanding and eligible to vote at the Annual Meeting was June 8, 2021.
Q:    How many shares of common stock are outstanding?
A:    As of the close of business on the record date, June 8, 2021, there were 245,876,739 shares of our common stock outstanding.
ABOUT PROXY MATERIALS AND VOTING
Q:    Why did I receive a one-page notice in the mail regarding internet availability of proxy materials instead of a full set of proxy materials?
A:    Instead of mailing a printed copy of our proxy materials to stockholders, we mailed an Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 4, 2021 (Internet Notice) to all stockholders entitled to vote at the meeting, as permitted by the rules of the Securities and Exchange Commission (SEC). We believe that it is in the best interests of our stockholders to take advantage of these rules and reduce the expenses associated with printing and mailing proxy materials to all of our stockholders. In addition, as a corporate citizen, we seek to reduce the use of natural resources and the environmental impact of printing and mailing the proxy materials. As a result, you will not receive paper copies of the proxy materials unless you specifically request them.
The Internet Notice provides instructions on how you can (1) access the proxy materials on the internet, (2) access your proxy and (3) vote on the internet. If you would like to receive paper copies of the proxy materials, please follow the instructions on the Internet Notice. If you share an address with another stockholder and received only one Internet Notice, you may write or call us to request a separate copy of the proxy materials at no cost to you. We anticipate that the Internet Notice will be mailed on or about June 17, 2021 to all stockholders entitled to vote at the meeting.
Q:    How many copies of the proxy materials will be delivered to stockholders sharing the same address?
A:    Stockholders who have the same address and last name will receive only one copy of the Internet Notice (or one copy of the printed proxy materials) unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We adopted this “householding” practice, which is permitted under SEC rules, in an effort to conserve natural resources and reduce printing costs and postage fees.
If you share an address with another stockholder and received only one Internet Notice and would like to request a copy of the proxy materials, please send your request to: Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, Attn: Investor Relations; call Investor Relations at (408) 626-4293; or visit the Company’s website at www.investor.xilinx.com. We will deliver a separate copy of these materials promptly upon receipt of your written or verbal request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Q:    How do I vote?
A:    The way in which you may vote by proxy depends on how you hold your shares.
If your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you hold your shares directly and are a registered stockholder or a stockholder of record. In this case, you may vote by proxy in one of three ways:
•Vote by telephone (instructions are on the Internet Notice and proxy card);
•Vote over the internet (instructions are on the Internet Notice and proxy card); or
•Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage pre-paid envelope. You may request a proxy card as outlined in the Internet Notice.

If you hold your Xilinx stock through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name), you are a beneficial owner of your shares and should have received an Internet Notice from the broker or other nominee holding your shares. You should follow the instructions in the Internet Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or nominee.
Q:    How many votes do I have?
A:    You have one vote for every share of Xilinx common stock you owned as of the close of business on the record date, which is June 8, 2021.
Q:    Who will count my votes?
A:    The inspector of elections appointed for the Annual Meeting will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.
Q:    How will my shares be voted and what happens if I do not give specific voting instructions?
A:    Shares of common stock for which proxy cards are properly voted via the internet or by telephone, or are properly executed and returned, will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, “FOR” the approval of the advisory vote on compensation of our named executive officers, and “FOR” the ratification of the appointment of EY as the Company’s independent registered public accounting firm for fiscal 2021. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxy holders on the proxy card will vote in accordance with their discretion with respect to such matters.
Any stockholder entitled to vote on any matter may vote a portion of their shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote the remaining shares against the proposal, provided that if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares that the stockholder is entitled to vote.
Q:    What is a “broker non-vote” and what is its effect?
A:    A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Broker non-votes will not be counted towards the vote total for any non-routine proposal and will have no effect except where the affirmative votes with respect to such proposal, though a majority of the votes represented and voting, do not constitute a majority of the required quorum.

Q:    Which ballot measures are considered “non-routine” or “routine”?
A:    Brokers that do not receive voting instructions from their clients have the discretion to vote uninstructed shares on “routine” matters but have no discretion to vote them on “non-routine” matters. Therefore, if you hold your shares through a broker or nominee, it is critical that you cast your vote if you want it to count for non-routine matters.
Proposal One (election of directors) and Proposal Two (advisory vote on executive compensation) are non-routine matters. If you hold your shares through a broker or nominee and you do not instruct your broker or nominee how to vote on “non-routine” matters, such as Proposals One and Two, no votes will be cast on your behalf.
Proposal Three (ratification of independent registered public accounting firm) is a routine matter. Brokers or nominees may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Three.
Q:    How are abstentions treated?
A:    Abstentions are treated as represented and entitled to vote for purposes of determining a quorum, but have no effect on the outcome except where the affirmative votes with respect to a proposal, though a majority of the votes represented and voting, do not constitute a majority of the required quorum.
Q:    How many votes are needed to approve each proposal?
A:    The following table sets forth the voting requirement with respect to each of the proposals:

PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTE ALLOWED
Proposal One:	Election of nine directors	Majority of votes cast, except that in contested elections, directors will be elected by the plurality standard whereby those directors with the highest number of votes cast are elected	No

Proposal Two:	Annual advisory vote to approve the compensation of our named executive officers	Advisory vote; majority of shares represented and voting on such matter, so long as the shares voting affirmatively constitute a majority of a quorum	No

Proposal Three:	Ratification of EY as our independent registered public accounting firm for fiscal 2022	Majority of shares represented and voting on such matter, so long as the shares voting affirmatively constitute a majority of a quorum	Yes
In the absence of instructions, shares of common stock represented by valid proxies will be voted in accordance with the recommendations of the Board as shown on the proxy and in this proxy statement.
Q:    What is the advisory vote to approve the compensation of our named executive officers?
A:    The non-binding advisory vote on the compensation of our named executive officers in Proposal Two will provide us insight into our stockholders’ views on our compensation practices pertaining to our named executive officers.
Q:    How can I change my vote or revoke my proxy?
A:    A stockholder of record giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company at 2100 Logic Drive, San Jose, CA 95124, a written notice of revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, be sufficient to revoke a proxy. Any beneficial stockholder wishing to revoke his or her voting instructions must contact the bank, brokerage firm or other custodian who holds his or her shares and obtain a legal proxy from such bank or brokerage firm to vote such shares in person at the Annual Meeting.
Q:    How much did this proxy solicitation cost and who will pay for the cost?
A:    We have retained the services of Alliance Advisors, LLC to assist in obtaining proxies from brokers and nominees of stockholders for the Annual Meeting. We will pay the cost of these services and other proxy management services, which is estimated to be approximately $10,000 plus out-of-pocket expenses. We will also pay brokers or other persons holding stock in their names or the names of their nominees for costs to forward soliciting materials to their principals. In addition, we pay the cost of preparing, assembling and delivering the notice of Annual Meeting, proxy statement and form of proxy. Proxies may also be solicited in person, by telephone or electronically by Xilinx personnel, who will not receive any additional compensation for such solicitation.

Q:    May I nominate a director for inclusion in next year’s proxy materials?
A:    Our Bylaws permit eligible stockholders to make use of proxy access to nominate director candidates, subject to all the requirements set forth in our Bylaws, a summary of which is as follows. In order to be eligible to nominate a director candidate, the stockholder must hold at least 3% of our outstanding shares of common stock continuously for three years at the time the nomination notice is received by us and the stockholder must continue to hold those shares through the date of the annual meeting. A group of up to 20 stockholders, each of whom meets the requirements of the Bylaws, may form a group to reach the 3% ownership threshold. Eligible stockholders who meet the proxy access requirements set forth in our Bylaws may nominate up to the greater of two candidates or 20% of the directors in office as of the last date on which a nomination notice may be received by us. Such nominations must meet the notice and other requirements set forth in our Bylaws. In order for a proxy access nomination to be timely, it must be received by the Secretary of the Company at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date when we first distributed our proxy statement to stockholders for the immediately preceding annual meeting of stockholders. To be considered timely for next year’s annual meeting of stockholders, proxy access nominations would need to be received by the Secretary of the Company at our principal executive offices at 2100 Logic Drive, San Jose, CA 95124 no earlier than January 18, 2022 and no later than February 17, 2022.
Q:    How and when may I submit proposals for consideration at next year’s Annual Meeting of Stockholders?
A:    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (Exchange Act), to be eligible for inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at our principal executive offices at 2100 Logic Drive, San Jose, CA 95124 no later than February 17, 2022. Pursuant to Rule 14a-4(c) under the Exchange Act, if a stockholder proposal submitted outside of Rule 14a-8 is not received by the Secretary at our principal executive offices by the close of business on May 3, 2022, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal submitted by a stockholder. In addition, under the advance notice provision in our Bylaws, stockholder proposals made outside of Rule 14a-8 and director nominations that are not intended for inclusion in our proxy materials must be submitted in accordance with the requirements of the Company’s Bylaws, not later than April 6, 2022, and not earlier than March 7, 2022; provided, however, that if our 2022 Annual Meeting of Stockholders is called for a date that is not within 25 days before or after the anniversary of the Annual Meeting, then, to be considered timely, stockholder proposals must be received by the Secretary of the Company at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of our 2022 Annual Meeting of Stockholders was mailed or publicly disclosed, whichever occurs first. The full text of the Company’s Prior Notice for Inclusion on Agenda Bylaw provision described above may be obtained by writing to the Secretary of the Company.

DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The Company’s Board of Directors currently consists of nine individuals who are elected at each annual meeting and hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.
The Board seeks to have members with a variety of background and experiences. Set forth below are the names and a brief description of the experience, qualifications, attributes or skills of each of our director nominees that led the Board to conclude that the individual should serve on the Board. There are no family relationships among any of our director nominees or executive officers. Each of the following is a nominee for election or reelection at the Annual Meeting:

Name: Dennis Segers

Age: 68	Chairman of the Board Committee Membership:

Director Since: 2015	•Audit

Mr. Segers joined the Board in October 2015 and was named Chairman of the Board in November 2015. He works as a technology consultant and strategy advisor to companies in a variety of technology markets. Mr. Segers currently also serves on the board of Parade Technologies, Ltd., a publicly-traded fabless semiconductor company. Previously, he was CEO of Tabula, Inc., an innovative programmable logic solutions provider, delivering breakthrough capabilities for challenging systems applications. Prior to Tabula, he served as president, CEO and a director of Matrix Semiconductor, a pioneer of three-dimensional integrated circuits, a first in the history of semiconductor technology. At Matrix, Mr. Segers oversaw the transition of the company from the early technology feasibility phase to high volume production, culminating in the acquisition of the company by SanDisk in January 2006. From 1994 through 2001, Mr. Segers was an employee of Xilinx, serving in a variety of leadership roles including Senior Vice President and General Manager of the FPGA product groups.

Mr. Segers has extensive experience serving in executive management and on boards of directors of companies in the semiconductor industry. As a result of his experience, Mr. Segers is able to provide important strategic perspectives on the semiconductor industry and issues facing semiconductor companies.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Marketing / Sales Experience
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
•Corporate Governance
•Risk Management
•International Experience
•Investor Experience
•Human Capital Management / Compensation

Name: Raman K. Chitkara

Age: 62	Committee Membership:

Director Since: 2018	•Audit (Chair)

Mr. Chitkara joined the Board in August 2018. From 1984 until his retirement in June 2018, Mr. Chitkara worked at PricewaterhouseCoopers LLP (PwC), a public accounting firm, where he served as its Global Technology Industry Leader and previously served as the firm’s Global Semiconductor Industry Leader. During his tenure at PwC, he held a number of additional leadership positions, including membership of the Audit Quality Board and Leader of the Global Assurance TICE (Technology, Information, Communication, Entertainment and Media) Practice. Mr. Chitkara also serves on the boards of SiTime Corporation, a supplier of silicon timing solutions, and several private companies. Mr. Chitkara’s qualifications to serve on the Board include his extensive experience with public and financial accounting matters for complex global organizations. His financial experience enables Mr. Chitkara to contribute meaningfully to the Board’s role in the oversight of our financial reporting, accounting and executive compensation practices.

In addition, Mr. Chitkara’s extensive knowledge of the technology sector and semiconductor industry bring valuable insight to the Company’s strategic plans and investments.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Strategic Growth
•Board of Directors Experience
•Corporate Governance
•Risk Management
•International Experience
•Investor Experience
•Human Capital Management / Compensation
•Cybersecurity Experience

Name: Saar Gillai

Age: 55	Committee Memberships:

Director Since: 2016	•Audit •Nominating and Governance

Mr. Gillai joined the Board in May 2016. He has over 25 years of experience in the technology sector and currently advises startups focused on the communications and enterprise space. Mr. Gillai was the Chief Executive Officer of Teridion Inc., a cloud routing optimization company, from October 2017 through December 2019. From September 2015 until November 2016, he served as Senior Vice President and General Manager of Hewlett-Packard Enterprise’s Communications Solutions Business. From October 2012 until September 2015, Mr. Gillai served as Senior Vice President, General Manager and Chief Operating Officer of the Cloud business of Hewlett-Packard Company (HP). From May 2010 until October 2012, Mr. Gillai served as Vice President, Advanced Technology Group and Chief Technology Officer of HP Networking. Prior to HP, Mr. Gillai was Senior Vice President of Worldwide Products and Solutions for 3Com Corporation, which was acquired by HP in 2010. Mr. Gillai also has held senior management positions in engineering with Tropos Networks Inc., a provider of wireless mesh products, and senior management positions in product development and operations with Enfora, Inc., a wireless machine-to-machine (M2M) company. In addition, Mr. Gillai served for seven years in a variety of leadership positions with Cisco Systems, Inc., including as Vice President of Engineering for Cisco’s Wireless Networking business unit. Mr. Gillai also serves on the boards of Semtech Corporation, a supplier of analog and mixed-signal semiconductors, and Liquid Instruments (as Chair), a privately-held provider of software-based test and measurement equipment.
Mr. Gillai brings to the Board over 20 years of leadership and management experience in product development, engineering, operations and general management with a variety of technology companies. Through this experience, he has gained both technical expertise and strategic insights into a variety of key markets and applications which the Company serves, as well as in-depth understanding of the evolution and adoption of cloud technologies and processes in the enterprise and service provider market.

Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Marketing / Sales Experience
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
•Risk Management
•International Experience
•Investor Experience
•Cybersecurity Experience

Name: Ronald S. Jankov

Age: 62	Committee Membership:

Director Since: 2016	•Compensation (Chair)

Mr. Jankov joined the Board in May 2016. He is Chief Executive Officer of GlobalLink1 Capital, an investment firm he founded in 2014. From 2012 to 2014, Mr. Jankov served as Senior Vice President and General Manager of Processors and Wireless Infrastructure for Broadcom Corporation. From 2000 to 2012, Mr. Jankov was President and Chief Executive Officer and a director of NetLogic Microsystems, Inc., a fabless provider of semiconductors for networking applications. Under Mr. Jankov’s leadership, NetLogic grew from start-up, through an IPO to market leadership in network processing devices, culminating in the company’s acquisition by Broadcom for $3.7 billion. Mr. Jankov has also held executive management positions with NeoMagic Corporation, a fabless semiconductor company, Cyrix Corporation, a developer of microprocessors, and Accell Technology, a semiconductor company he founded that was later acquired by Cyrix. Mr. Jankov also served in senior management at LSI Logic and began his career at Texas Instruments Inc. Mr. Jankov serves on the boards of Knowles Corporation and several private companies.

Mr. Jankov brings to the Board over 35 years of leadership experience in the semiconductor industry and a track record of success growing a business through both organic and inorganic strategies. He has served in senior management roles and on the boards of directors of public and private semiconductor companies. Through his extensive knowledge of the industry, Mr. Jankov brings unique insights that are valuable when evaluating the Company’s product technology, markets and strategic plans and investments.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Marketing / Sales Experience
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
• Risk Management
• Corporate Governance
•International Experience
•Investor Experience
•Human Capital Management / Compensation
•Cybersecurity Experience

Name: Mary Louise Krakauer

Age: 64	Committee Membership:

Director Since: 2017	•Compensation

Ms. Krakauer joined the Company’s Board in October 2017. From September 2016 to December 2016, she served as Executive Vice President, Chief Information Officer of Dell Corporation, where she was responsible for global IT, including all operations and integration activity. From January 2016 to September 2016, she served as Executive Vice President, Chief Information Officer of EMC Corporation. Prior to that she served as Executive Vice President, Business Development, Global Enterprise Services for EMC Corporation from June 2015 to December 2015, and as Executive Vice President, Global Human Resources for EMC Corporation from April 2012 to June 2015, where she was responsible for executive, leadership and employee development, compensation and benefits, staffing and all the people-related aspects of acquisition integration. She joined EMC Corporation in 2008 to lead the global Technology Services & Solutions Business, and also subsequently assumed leadership of the global Managed Services Business. Ms. Krakauer has also held executive general management roles at Hewlett-Packard Enterprise, Compaq Computer Corporation and Digital Equipment Corporation. Ms. Krakauer also serves on the boards of Mercury Systems, Inc., a commercial provider of secure sensor and safety critical mission processing subsystems, and DXC Technology, a leading independent, end-to-end IT services company.
Ms. Krakauer brings to the Board senior leadership, management and operational expertise from her extensive experience gained from serving as an executive at multi-national technology companies. Her knowledge helps the Board shape the Company’s operations and strategic growth plans. Ms. Krakauer also plays a meaningful role in the oversight of the Company’s executive compensation practices.

Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Marketing / Sales Experience
•Strategic Growth
•Board of Directors Experience
• Risk Management
•Corporate Governance
•International Experience
•Human Capital Management / Compensation
•Cybersecurity Experience

Name: Thomas H. Lee

Age: 61	Committee Membership:

Director Since: 2016	•Nominating and Governance

Dr. Lee joined the Board in May 2016. Dr. Lee is a Professor of Electrical Engineering at Stanford University. He joined the Stanford faculty in 1994 and founded the Stanford Microwave Integrated Circuits Laboratory. From April 2011 through October 2012, he served as the Director of the Microsystems Technology Office at the Defense Advanced Research Projects Agency (DARPA). He has also co-founded three startups: Matrix Semiconductor, Inc. (acquired by SanDisk), ZeroG Wireless (acquired by Microchip Technology) and Ayla Networks. Dr. Lee received his S.B., S.M. and doctorate of Electrical Engineering from the Massachusetts Institute of Technology. He has written and co-authored numerous books and papers and is widely recognized for his expertise in high performance analog circuit designs and wireless communications technology. He is a Fellow of the Institute of Electrical and Electronics Engineers and has been the recipient of many honors and awards including the United States Secretary of Defense Medal for Exceptional Civilian Service for his service at DARPA. He was also awarded the 2011 Ho-Am Prize in Engineering. He has been granted 65 patents. Dr. Lee also serves on the board of directors of Humatics Corporation, a privately-held company focusing on microlocation technology.
Dr. Lee brings to the Board a unique blend of technical expertise pertaining to many of the technology trends shaping the growth of the markets the Company serves, along with entrepreneurial experience and senior leadership capabilities in creating innovative programs in a variety of defense and military communication markets. His extensive knowledge helps the Board shape the Company’s strategic research and development plans and provides valuable insights into the driving technology trends within the Company’s industry and target markets.

Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Entrepreneurial Experience
•Board of Directors Experience
• Corporate Governance
•International Experience
•Investor Experience
•Government Experience
•Academia

Name: Jon A. Olson

Age: 67

Director Since: 2020

Mr. Olson joined the Board in May 2020. Mr. Olson previously served as the Chief Financial Officer of the Company from June 2005 until his retirement in July 2016. While serving as Chief Financial Officer, he also held a variety of other senior management positions at the Company, including most recently as Executive Vice President from May 2014 to July 2016 and, prior to that, Senior Vice President of Finance from August 2006 to May 2014 and Vice President of Finance from June 2005 to August 2006. Prior to joining the Company, Mr. Olson spent more than 25 years at Intel Corporation (Intel), serving in a variety of positions from 1979 to 2005, including Vice President of Finance and Enterprise Services and Director of Finance. Mr. Olson also currently serves on each of the board of directors of Kulicke & Soffa, a supplier of semiconductor and electronic assembly solutions and Rocket Lab USA, Inc., a provider of launch and space systems. Mr. Olson served on the board of directors of Mellanox Technologies, Ltd. (Mellanox), a supplier of computer networking products, from June 2018 until April 2020 when Mellanox was acquired by Nvidia Corporation. He also served on the board of directors of HomeUnion, Inc. (HomeUnion), an online investment management platform dedicated to the residential real estate market, from November 2018 until November 2019 when HomeUnion was acquired by Mynd Property Management. From August 2016 to November 2018, he was an advisor to HomeUnion’s board of directors. Mr. Olson also served on the board of directors of InvenSense, Inc. (InvenSense), a provider of MEMS sensor platforms, from October 2011 until May 2017 when InvenSense was acquired by TDK Corporation.

Mr. Olson’s qualifications include his more than 30 years of experience in senior roles of financial responsibility in the semiconductor industry, together with his track record of growing profitable businesses and his experience at various semiconductor and technology companies.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
•Risk Management
•Corporate Governance
•International Experience
•Investor Experience
•Human Capital Management / Compensation
•Government Experience
•Cybersecurity Experience

Name: Victor Peng

Age: 61	President and Chief Executive Officer
Director Since: 2017

Mr. Peng joined the Company in April 2008 and currently serves as Chief Executive Officer, a position he has held since January 2018. He joined the Board in October 2017. From April 2017 to January 2018, Mr. Peng served as the Company’s Chief Operating Officer. From July 2014 to April 2017, he served as Executive Vice President and General Manager of Products. From May 2013 through July 2014, Mr. Peng served as Senior Vice President and General Manager of the Programmable Platforms Group. From May 2012 through April 2013, he served as Senior Vice President of the Programmable Platforms Group. From November 2008 through April 2012, he served as Senior Vice President of the Programmable Platforms Development Group. Prior to joining the Company, Mr. Peng served as Corporate Vice President, Graphics Products Group at Advanced Micro Devices (AMD), a provider of processing solutions, from November 2005 to April 2008. Prior to joining AMD, Mr. Peng served in a variety of executive engineering positions at companies in the semiconductor and processor industries. Mr. Peng also serves on the board of directors of KLA Corporation, a provider of process control and yield management systems for semiconductor manufacturing.

As CEO, Mr. Peng offers his strategic vision for the Company and provides an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective. Mr. Peng brings extensive experience in management and engineering with semiconductor companies, strategic transactions, and a deep understanding of the Company’s technology, business, customers and key business drivers, as well as the competitive landscape. As a result, Mr. Peng brings a broad range of skills to the Board, particularly in the area of developing and growing semiconductor and software businesses.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Marketing / Sales Experience
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
•Risk Management
•International Experience
•Investor Experience
•Human Capital Management / Compensation
•Government Experience

Name: Elizabeth W. Vanderslice

Age: 57	Committee Memberships:

Director Since: 2000	•Nominating and Governance (Chair) •Compensation

Ms. Vanderslice joined the Board in December 2000. Since February 2019, she has served as a partner at Trewstar Corporate Board Services, a search firm specializing in placing women on corporate boards. From 1999 to 2001, Ms. Vanderslice served as a general manager of Lycos, Inc. through its acquisition and subsequent reorganization. From 1996 to 1999, Ms. Vanderslice was CEO of Wired Digital, Inc., the online-media division of Wired Ventures, Inc., and a member of the boards of both Wired Digital, Inc. and Wired Ventures, Inc. before leading the company’s acquisition by Lycos, Inc. Prior to joining Wired Digital in early 1995, Ms. Vanderslice served as a principal in the investment banking firm Sterling Payot Company, where she helped raise the capital to launch Wired Magazine, and as Vice President at H.W. Jesse & Co., a San Francisco investment banking firm. She also worked for the IBM Corporation before earning her MBA from the Harvard Business School. Ms. Vanderslice is an Aspen Institute Henry Crown Fellow and was a member and officer of the Young Presidents’ Organization and the World Presidents’ Organization. She also serves as a Trustee of Boston College.

Ms. Vanderslice brings a broad range of skills to the Board from her experience as the CEO and board member of an innovative internet access and original content provider and an investment banker. In addition to her academic and professional background in computer science and systems engineering, Ms. Vanderslice contributes to the Board’s understanding of the Company’s sales and marketing efforts and engineering management, and her experience in mergers and acquisitions is valuable to the Board in evaluating strategic transactions.
Skills & Qualifications:

•Leadership Experience
•Technology / Industry Experience
•Finance / Financial Literacy
•Marketing / Sales Experience
•Strategic Growth
•Entrepreneurial Experience
•Board of Directors Experience
•Risk Management
•Corporate Governance
•Investor Experience
•Human Capital Management / Compensation

Director Qualifications, Skills and Experience
The Nominating and Governance Committee has determined that it is important for an effective Board to have directors with a balance of the qualifications, skills and experience set forth in the table below.

Skills and Experience	Dennis Segers	Raman K. Chitkara	Saar Gillai	Ronald S. Jankov	Mary Louise Krakauer	Thomas H. Lee	Jon A. Olson	Victor Peng	Elizabeth W. Vanderslice
Leadership Experience(1)	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology / Industry Experience(2)	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance /Financial Literacy(3)	✓	✓	✓	✓	✓	✓	✓
Marketing / Sales Experience(4)	✓	✓	✓	✓	✓	✓
Strategic Growth(5)	✓	✓	✓	✓	✓	✓	✓	✓
Entrepreneurial Experience(6)	✓	✓	✓	✓	✓	✓	✓
Board of Directors Experience(7)	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management(8)	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance(9)	✓	✓	✓	✓	✓	✓	✓
International Experience(10)	✓	✓	✓	✓	✓	✓	✓	✓
Investor Experience(11)	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Management / Compensation(12)	✓	✓	✓	✓	✓	✓	✓
Government Experience (13)	✓	✓	✓
Academia(14)	✓
Cybersecurity(15)	✓	✓	✓	✓	✓
Diversity and Board Tenure
Diversity of Gender, Race, Ethnicity, National Origin (15)	✓	✓	✓	✓	✓	✓
Board Tenure (no. of years as of June 17, 2021)	5	1	5	5	3	5	1	3	20

(1)	Leadership Experience: Has held senior leadership position(s), including C-level positions, over an extended period and possesses leadership qualities or the ability to identify such qualities in others, or otherwise demonstrated practical understanding of organizations, processes, strategy and risk management.
(2)	Technology/Industry Experience: Experience in technology, computer or semiconductor industries, or the industries of the Company’s customers and suppliers; or engineering experience, offering greater insight into the technology that underlies the Company’s products.
(3)	Finance/Financial Literacy: Knowledge of financial markets, financing and funding operations, tax, investments and capital allocation; or knowledge of accounting, financial reporting and internal control processes.
(4)	Marketing/Sales Experience: Proven track record of identifying and developing new customers and markets, or brand marketing experience.
(5)	Strategic Growth: Experience and success in growing a business or establishing businesses, whether organically or through acquisitions.
(6)	Entrepreneurial Experience: Experience in successfully creating new businesses with products and services based on breakthrough technologies or succeeding in emerging or developing markets.
(7)	Board of Directors Experience: Prior experience serving on company boards and understanding of the role, dynamics and operation of a corporate board, the relationship of a board to the CEO and other members of the management team and how to oversee an evolving and complex mix of strategic, operational and compliance-related matters.
(8)	Risk Management: Experience in understanding and reviewing business risks and corporate strategy.
(9)	Corporate Governance: Experience that supports strong board and management accountability, transparency and protecting stockholder interests.
(10)	International Experience: International and global perspective contributing to guiding the Company’s business outside the U.S.
(11)	Investor Experience: Experience engaging with investors and demonstrated understanding of the stockholders’ perspective on key Company issues and strategy.
(12)	Human Capital Management / Compensation: Experience attracting, motivating and retaining top candidates for positions at the Company, evaluating performance and compensation of senior management, and overseeing strategic human capital planning.
(13)	Government Experience: Experience operating in an industry requiring compliance with regulatory requirements across numerous countries and governmental and non-governmental entities.
(14)	Academia: Academic research and organizational management useful to the Company.
(15)	Cybersecurity: Experience managing cybersecurity and information security risks in order to bring knowledge and guidance to the Board in its oversight of the Company’s cybersecurity / information security risks.
(16)	Diversity of Gender, Race, Ethnicity, National Origin: This director has self-identified as bringing diversity to the Board by way of gender, race, ethnicity, national origin or other characteristics supporting the Company’s diversity initiative.

Board Independence
The Nasdaq listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by its board of directors. The Board annually reviews information relating to the members of the Board to ensure that a majority of the Board is independent under the Nasdaq listing requirements and the rules of the SEC.
After review of all relevant transactions and relationships between each director or nominee, his or her family members and entities affiliated with each director or nominee and Xilinx, our senior management and our independent registered public accounting firm, the Board has determined that eight of our nine directors are independent directors as defined in the Nasdaq listing standards and SEC rules. Victor Peng, our President and CEO, is not an independent director because he is a current employee of Xilinx.
In making a determination of the independence of each director or nominee, the Board reviewed relationships and transactions occurring since the beginning of fiscal 2019 between each such individual, his or her family members and entities affiliated with each director or nominee and Xilinx, our senior management and our independent registered public accounting firm, as well as, in the case of Mr. Olson, prior service as a Xilinx executive officer. In making its determination, the Board applied the standards for independence adopted by Nasdaq and the SEC. Based on those standards, the Board has determined that, because of the nature of the relationship or the amount involved in the transaction, the relationship or transaction did not impair the director’s independence.
Board Meetings and Committees
The Board held a total of 18 meetings during the fiscal year ended April 3, 2021. All directors are expected to attend each meeting of the Board and the committees on which he or she serves and are also expected to attend the Annual Meeting. All of the nine directors then serving on the Board attended the virtual 2020 Annual Meeting of Stockholders held in August 2020. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board or its committees on which such director served during the fiscal year. The Board holds four pre-scheduled meetings per fiscal year.
The Board has four standing committees, consisting of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Committee of Independent Directors. The Board and its committees have authority to engage independent advisors and consultants and have used such services. The primary responsibilities of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are set forth in the respective committee charters approved by the Board, which are posted on the investor relations page of our website located at www.investor.xilinx.com under “Corporate Governance.”

Set forth below are the directors currently serving on each of the Board’s four standing committees as well as a description of each committee.

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Committee of Independent Directors
Non-Employee Directors:
Dennis Segers
Raman K. Chitkara	Chair
Saar Gillai
Ronald S. Jankov		Chair
Mary Louise Krakauer
Thomas H. Lee
Jon A. Olson	*
Elizabeth W. Vanderslice			Chair
Employee Director:
Victor Peng
*    Effective July 2021

Audit Committee
The current members of the Audit Committee are Raman K. Chitkara, Saar Gillai and Dennis Segers. The Board has appointed Jon A. Olson to serve as a member of the Audit Committee effective July 16, 2021. During fiscal 2021, the Audit Committee held six meetings. The Audit Committee assists the Board in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls and the audit process. The Board has determined that each Audit Committee member meets the independence and financial knowledge requirements under the SEC rules and the corporate governance listing standards of Nasdaq. The Audit Committee operates in accordance with a written charter adopted by the Board, which complies with Nasdaq listing standards and SEC rules.
The Board has further determined that all members of the Audit Committee qualify as an “audit committee financial expert” as defined by SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the Audit Committee members’ individual experience and understanding with respect to certain accounting and auditing matters and does not impose upon any of the Audit Committee members any duties, obligations or liabilities that are greater than those generally imposed on each of them as members of the Board, nor does it alter the duties, obligations or liability of any other member of the Board.
Compensation Committee
The current members of the Compensation Committee are Ronald S. Jankov, Mary Louise Krakauer and Elizabeth W. Vanderslice. The Board has determined that each member of the Compensation Committee meets the independence requirements under the SEC rules and the Nasdaq listing standards. During fiscal 2021, the Compensation Committee held 11 meetings. The Compensation Committee has responsibility for establishing our compensation policies. The Compensation Committee determines the compensation for our Board members and executive officers and has exclusive authority to grant equity-based awards, including options and restricted stock units (RSUs), to our executive officers under our 2007 Equity Incentive Plan (2007 Equity Plan). The Compensation Committee evaluates the CEO’s performance and determines CEO compensation, including base salary, incentive pay and equity awards. The CEO is not present during the Compensation Committee’s deliberations or voting on CEO compensation, but may be present during voting and deliberations related to compensation of other executive officers. For further information about the processes and procedures for the consideration and determination of executive compensation, please refer to the section of this proxy statement entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”
Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Elizabeth W. Vanderslice, Saar Gillai and Thomas H. Lee. During fiscal 2021, the Nominating and Governance Committee held five meetings. The Nominating and Governance Committee has responsibility for identifying, evaluating and recommending individuals to serve as members of the Board and establishing policies affecting corporate governance. The Nominating and Governance Committee, among other things, makes suggestions regarding the size and composition of the Board and ensures that the Board reviews our management organization, including management succession plans.
Committee of Independent Directors
All independent directors are members of the Committee of Independent Directors. This Committee met five times during fiscal 2021. The Committee’s principal focus is succession planning, but it also addresses other topics as deemed necessary and appropriate. The Committee of Independent Directors typically meets outside the presence of management.
Nomination Criteria and Board Diversity
The Board believes in bringing a diversity of backgrounds and viewpoints to the Board and desires that its directors and nominees possess critical skills and experience in the areas of semiconductor design and marketing, manufacturing, software and finance. The Board also believes having directors of diverse gender, race and ethnicity, along with varied skills and experiences, contributes to a balanced and effective Board. Our Significant Corporate Governance Principles affirm our commitment to a policy of inclusiveness. To further that commitment, in any director candidate search, the Nominating and Governance Committee commits to actively seek out director candidates reflecting a diversity of backgrounds, perspectives, experiences, genders, races and ethnicities.
These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and focus of the Nominating and Governance Committee may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a director or nominee must possess.
As part of the annual evaluation of current Board members, and as otherwise deemed appropriate, the Nominating and Governance Committee considers each director’s skills, experience, viewpoints previously mentioned as desirable director qualifications, independence, job changes, if any, amount of time spent on Xilinx matters and to what extent, if any, other commitments the director may have outside of Xilinx impact the director’s service to Xilinx. In connection with its evaluation of Board composition, the Nominating and Governance Committee also considers rotating directors’ positions on the Committees.
Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Board has engaged search firms to assist the Nominating and Governance Committee in identifying and assessing director candidates with a specific focus on potential qualified candidates who are women or from underrepresented minorities. The Nominating and Governance Committee will also consider candidates proposed by stockholders using the same process it uses for a candidate recommended by a member of the Board, an employee or a search firm. A stockholder seeking to recommend a prospective nominee for the Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications by mail addressed to the Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, by email to corporate.secretary@xilinx.com or by fax to (408) 377-6137.
Board’s Role in Risk Oversight
The Board has overall responsibility for risk oversight at the Company and may delegate particular risk areas to the appropriate committees of the Board. The Board’s role in risk oversight builds upon management’s risk management process. The Company conducts a formal annual risk assessment, as well as coordinating ongoing risk management activities throughout the year, to identify, analyze, respond to, monitor and report on risks. Risks reviewed by the Company include operational risks, financial risks, legal and compliance risks, IT and cybersecurity risks and strategic risks. The management team then reviews with the Board any significant risks identified during the process, together with plans to mitigate such risks. In response, the Board or the relevant committee may request that management conduct additional review of or reporting on select enterprise risks. The process and risks are reviewed at least annually with the Board, and additional review or reporting of significant enterprise risks will be conducted as needed or as requested by the Board or any of its committees.

Corporate Governance Principles
The Company and the Board, through the Nominating and Governance Committee, regularly review and evaluate our corporate governance principles and practices. Our Significant Corporate Governance Principles, Code of Conduct, Directors’ Code of Ethics and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are posted on our website at www.investor.xilinx.com. Printed copies of these documents are also available upon written request addressed to the Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124 or by email to corporate.secretary@xilinx.com.
Board Leadership Structure and Independence
The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management as directors, including the CEO. Independent directors are given an opportunity to meet outside the presence of members of management, and hold such meetings regularly.
It is the policy of the Board that if the Chairman is not an “independent director” as defined in the Nasdaq listing standards, the Board will designate an independent director to serve as Lead Independent Director. We believe that having an independent Chairman or a Lead Independent Director, either of whom is responsible for coordinating the activities of the independent directors and chairing the meetings of the Committee of Independent Directors, among other duties, allows the Company’s CEO to better focus on the day-to-day management and leadership of the Company, while better enabling the Board to advise and oversee the performance of the CEO. Our Chairman, Dennis Segers, is an independent director, so we currently do not have a Lead Independent Director.
Majority Vote Standard
All directors are elected annually at the annual stockholder meeting. As set forth in our Bylaws, directors are elected based on the majority of votes cast for each nominee, except in the case of a contested election in which the number of nominees exceeds the number of directors to be elected. In such contested elections, directors are elected by the plurality standard, which means those directors with the highest number of votes cast are elected. For the purposes of this paragraph, the majority of votes cast means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Any director who receives more “AGAINST” votes than “FOR” votes is required to tender his or her resignation to the Board, which will announce its decision whether to accept such resignation within 120 days following the certification of election results.
Board Evaluation
The Board conducts an annual evaluation of its performance, which is overseen by the Nominating and Governance Committee. The process varies from year-to-year, including self-evaluations and/or one-on-one meetings with each Board member and the chairperson of the Nominating and Governance Committee. Results of the evaluation are formally presented to the Board. The Board has made changes in Board procedures based on feedback from the process.
Board Service Limits and Terms
The Board has set a limit on the number of public company boards on which a director may serve to three for our Chief Executive Officer and four for all other directors, including service on the Xilinx Board.
The Board believes that term limits on directors’ service and a mandatory retirement age do not serve the best interests of the Company. While such policies could help ensure that fresh ideas and new viewpoints are addressed by the Board, such limits have the disadvantage of losing the contribution of directors who over time have developed increased insight and knowledge into the Company’s operations and who remain active and contributing members of the Board. The Board evaluation process plays a significant role in determining our Nominating and Governance Committee’s recommendation regarding Board tenure.
Change of Principal Occupation or Association
When a director’s principal occupation or business association changes substantially during his or her tenure as director, that director is required to tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.
Director Education
The Company offers internal and external course selections for new-director orientation as well as continuing education. Directors attend director education programs and report back to the entire Board on key learnings.

Stock Ownership Requirements
Directors
The Board has established minimum stock ownership guidelines for non-employee directors. Under these guidelines, non-employee directors are required to own Xilinx common stock having a value equal to at least five times the base annual cash retainer offered equally to all non-employee directors for service as a director (excluding any retainers paid for service as Chairman of the Board or on a committee). The base annual cash retainer for directors is currently $72,500, and therefore directors are currently required to own common stock with a value of at least $362,500. Based on a price of $120.76, the closing price of our common stock on May 19, 2021, $362,500 would purchase 2,859 shares of our common stock.
Directors are required to retain half of the shares of our common stock derived from awards of RSUs until this ownership requirement is met. Half of the RSUs that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement. To date, all of our non-employee directors have met the stock ownership requirements.
Executive Officers
The Board has also established minimum stock ownership guidelines for executive officers. Our CEO is required to own shares of our common stock having a value of at least $4.5 million. Any person serving as Chief Operating Officer is required to own shares of our common stock having a value of at least $1.5 million. Executive vice presidents are required to own shares of our common stock having a value of at least $1.0 million. Senior vice presidents who are Section 16 officers (i.e., any such individual who is deemed to be an officer under SEC rules for purposes of Section 16 of the Exchange Act) are required to own shares of our common stock having a value of at least $750,000, and corporate vice presidents who are Section 16 officers are required to own shares of our common stock having a value of at least $500,000. Until their stock ownership requirements are met, the CEO and all other Section 16 officers must retain 45% of the shares of our common stock derived from RSU awards. To date, of our named executive officers, only Mr. Hill, who joined the Company in April 2020, has not yet met the stock ownership requirements.
Succession Planning
The Board plans for succession to the position of the Chairman of the Board, the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board, the CEO provides the Board with an assessment of other senior managers and their potential as a suitable successor. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.
Codes of Conduct and Ethics
The Board has adopted a Code of Conduct applicable to our directors, officers, employees and contractors. The Code of Conduct includes a Non-Retaliation Policy that prohibits retaliation against any person for providing information in good faith or otherwise assisting in an investigation concerning conduct that may constitute a violation of law, regulation, the Code of Conduct, or other Company policies. The Company also provides an anonymous reporting system for reports of perceived violations. Independent directors receive complaints and reports of violations regarding accounting, internal accounting controls, auditing, legal and other matters reported through the anonymous reporting process. Our Chief Compliance Officer provides a quarterly report to the Audit Committee of incident reports identified through the anonymous reporting process or otherwise.
The Board has adopted a separate Code of Ethics that applies specifically to the Board, which covers matters including insider trading, confidentiality, conflicts of interests and compliance with other laws.
The Code of Conduct and the Code of Ethics are available on the investor relations page of our website at www.investor.xilinx.com. Printed copies of these documents are also available to stockholders upon written request directed to Corporate Secretary, Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124.
A waiver of any violation of the Code of Conduct by an executive officer or director and a waiver of any violation of the Directors’ Code of Ethics may only be granted by the Board. The Company will post any such waivers, as well as amendments to the Code of Conduct, on our website under the Corporate Governance page at www.investor.xilinx.com.
Anonymous Reporting and Whistleblower Protection
Our Code of Conduct includes protections for employees who report violations of the Code of Conduct, other policies, laws, rules and regulations. We have implemented an internet-based anonymous reporting process for employees to report violations they do not otherwise bring directly to management. The site can be accessed from our intranet as well as from the internet.
Stockholder Value
The Board recognizes the interests of stockholders and, accordingly, as related to the Company’s equity plans:

•All employee stock plans are submitted to the stockholders for approval prior to adoption;
•The 2007 Equity Plan includes a provision that prohibits repricing of options, whether through direct reduction of exercise prices, cancellation of the option or stock appreciation right (SAR) in exchange for a new option or SAR having a lower exercise price, or replacement of options or SARs with full value awards (i.e., awards of restricted stock or RSUs);
•The 2007 Equity Plan includes an annual limit on the aggregate dollar value of equity awards and cash that may be granted to non-employee directors; and
•The Company is committed to keeping dilution under its stock plans for employees below industry standards.
Stockholder Communications to the Board
Stockholders may initiate any communication with the Board in writing sent in care of the Company’s Corporate Secretary to Xilinx, Inc., 2100 Logic Drive, San Jose, CA 95124, by email to corporate.secretary@xilinx.com, or by fax to the Corporate Secretary at (408) 377-6137. The name of any specific intended recipient, group, or committee should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, and as necessary for follow up at the Board’s direction, correspondence may be forwarded elsewhere in the Company for review and possible response. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner.
Compensation of Directors
Directors who are not actively employed as employees of the Company receive compensation for their service as directors. Directors who are actively employed as employees by the Company receive no additional compensation for their service as directors. Mr. Peng is currently the only employee director of the Company.
Cash Compensation
Our non-employee directors are paid in installments on a quarterly and pro-rated basis depending on such director’s service during the quarter. The following is a schedule of annual cash compensation for service on the Board:

Director Position	Annual Cash Retainer
Chairpersons:
Board	$115,000
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000

Members:
Board	$72,500
Audit Committee	$12,500
Compensation Committee	$10,000
Nominating and Governance Committee	$7,500

Lead Independent Director	$10,000
For fiscal 2021, we did not have a Lead Independent Director, because Dennis Segers, an independent director, served as Chairman of the Board.
Equity Compensation
Non-employee directors participate in an equity compensation program under our 2007 Equity Plan. Under this program, non-employee directors are eligible to receive automatic restricted stock unit awards (RSUs). The terms of those automatic RSU grants are as follows:
Annual Grant
Each non-employee director is eligible for an RSU award having a target value of $210,000 on the date of each annual stockholders’ meeting, provided the director continues in office following the meeting. The number of shares subject to such RSUs is based on the average of the closing prices on each of the trading days occurring during the three calendar months immediately prior to the month in which the grant occurs, rounded up to the next 100 shares. The annual RSU awards vest on the day immediately preceding the subsequent annual meeting, subject to the director’s continuous service on the Board through that date. On August 4, 2020, the date of the 2020 Annual Meeting of Stockholders, each non-employee director continuing in office after the meeting was automatically granted RSUs having a value of $210,000. On that date, the average of the closing prices during the three preceding calendar months was $94.13; accordingly, each non-employee director received a grant of 2,300 RSUs that will vest in full on August 3, 2021, the day immediately preceding the Annual Meeting.
Initial Grant
A non-employee director who is joining the Board between annual meetings of stockholders, and who has not previously served as an employee director, will receive a grant of RSUs on or about the tenth day of the month following the director’s initial appointment or election to the Board. The new director will receive RSUs having a value of $210,000 on the date of grant, prorated based on the number of days from the initial appointment or election until the anniversary of the most recently-held annual meeting. The RSUs vest in full on the day immediately preceding the subsequent annual meeting of stockholders.
Limit on Non-Employee Director Compensation
Our 2007 Equity Plan limits cash and equity compensation for each non-employee director to no more than $750,000 per fiscal year.
Stock Ownership Guidelines
Under our stock ownership guidelines, each non-employee director is required to own shares of Xilinx common stock having a value equal to at least $362,500, which is equal to five times his or her base annual cash retainer. Non-employee directors are required to retain half of the shares of common stock derived from awards of RSUs until their ownership requirements are met. Half of the RSUs that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement. For more information about stock ownership guidelines for directors, please see “DIRECTORS AND CORPORATE GOVERNANCE—Corporate Governance Principles—Stock Ownership Requirements.”
Deferred Compensation
We also maintain a nonqualified deferred compensation plan which allows each director as well as eligible employees to voluntarily defer receipt of a portion or all of their cash compensation until the date or dates elected by the participant, thereby allowing the participating director or employee to defer taxation on such amounts. For a discussion of this plan, please see “EXECUTIVE COMPENSATION—Nonqualified Deferred Compensation Plan.” In addition, pursuant to the 2007 Equity Plan, non-employee directors may elect to defer the receipt of shares issuable pursuant to RSUs that are automatically granted to them each year.
Director Compensation for Fiscal 2021
The following table provides information on director compensation in fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis Segers (Chairman)	187,500	243,915	—	—	431,415
Raman K. Chitkara	102,500	243,915	—	—	346,415
Saar Gillai	88,063	243,915	—	—	331,978
Ronald S. Jankov	88,950	243,915	—	—	332,865
Mary Louise Krakauer	82,500	243,915	—	—	326,415
Thomas H. Lee	80,000	243,915	—	—	323,915
Jon A. Olson	72,500	243,915	—	—	316,415
Elizabeth W. Vanderslice (2)	97,500	243,915	—	—	341,415
(1)The amount represents the grant date fair value for stock awards granted in fiscal 2021 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on May 14, 2021. On the date of the 2020 annual meeting of stockholders, each director was granted an RSU for 2,300 shares of our Common Stock. These RSUs will vest in full on August 3, 2021, the day immediately preceding the Annual

Meeting. These RSUs represent the only outstanding stock awards held by each of our directors as of the end of fiscal 2021.
(2)This director participated in the Company’s nonqualified deferred compensation plan in fiscal 2021. For more information about this plan see the section below entitled “EXECUTIVE COMPENSATION—Nonqualified Deferred Compensation Plan.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of May 19, 2021 by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of our common stock, (ii) each of the Company’s directors and director nominees, (iii) each of the named executive officers identified in the section entitled “Executive Compensation” and (iv) all current directors and executive officers as a group, including shares that such beneficial owners have the right to acquire within 60 days after May 19, 2021. We believe that each of the beneficial owners of our common stock listed below, based on information furnished by such beneficial owners, has sole voting power and sole investment power with respect to such shares, except as otherwise set forth in the footnotes below and subject to applicable community property laws.

Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Greater-than-5% Stockholders
The Vanguard Group, Inc.	28,300,635	(2)	11.5%
100 Vanguard Boulevard Malvern, PA 19355
BlackRock, Inc.	21,172,378	(3)	8.6%
55 East 52nd Street New York, NY 10022
Non-Employee Directors
Dennis Segers	11,154		*
Raman K. Chitkara	5,300		*
Saar Gillai	9,612		*
Ronald S. Jankov	13,012		*
Mary Louise Krakauer	7,065		*
Thomas H. Lee	8,112		*
Jon A. Olson	5,167	(4)	*
Elizabeth W. Vanderslice	36,989		*
Named Executive Officers
Victor Peng	191,536	(5)	*
Brice Hill	9,471		*
William Madden	34,278	(6)	*
Salil Raje	62,400	(7)	*
Vamsi Boppana	23,702	(8)	*
All current directors and executive officers as a group (16 persons)	542,596	(9)	*
*    Less than 1%
(1)The beneficial ownership percentage of each stockholder is calculated on the basis of 245,876,739 shares of common stock outstanding as of May 19, 2021. Any additional shares of common stock that a stockholder has the right to acquire within 60 days after May 19, 2021 that are not already outstanding at such time are deemed to be outstanding and beneficially owned for the purpose of calculating that stockholder’s percentage beneficial ownership. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xilinx, Inc., 2100 Logic Drive, San Jose, California 95124.
(2)Based on information contained in a Schedule 13G, reflecting stock ownership information as of December 31, 2020, which was filed by this stockholder on February 10, 2021, reporting beneficial ownership of 28,300,635 shares of common stock, consisting of 0 shares as to which it has sole voting power, 430,338 shares as to which it has shared voting power, 27,202,241 shares as to which it has sole dispositive power and 1,098,394 shares as to which it has shared dispositive power.
(3)Based on information contained in a Schedule 13G, reflecting stock ownership information as of December 31, 2020, which was filed by this stockholder on February 5, 2021, reporting beneficial ownership of 21,172,378 shares of common stock, consisting of 21,172,378 shares as to which it has sole dispositive power, and including 18,735,750 shares as to which it has sole voting power and no shares as to which it has shared dispositive or voting power.

(4)The shares are held in the Jon A. Olson and Annette L. Olson Revocable Trust dated 12/28/1994, of which Mr. Olson and his wife are co-trustees and as to which Mr. Olson exercises shared voting and investment power.
(5)Consists of 4,159 shares held directly, 94,865 shares held in the Peng Family Trust, of which Mr. Peng and his wife are co-trustees and as to which Mr. Peng exercises shared voting and investment power, and 92,512 shares issuable upon vesting of RSUs within 60 days after May 19, 2021.
(6)Consists of 8,988 shares held directly and 25,390 shares issuable upon vesting of RSUs within 60 days after May 19, 2021.
(7)Consists of 37,010 shares held directly and 25,390 shares issuable upon vesting of RSUs within 60 days after May 19, 2021.
(8)Consists of 7,575 shares held directly and 16,127 shares issuable upon vesting of RSUs within 60 days after May 19, 2021.
(9)Includes an aggregate of 203,994 shares issuable upon exercise of options or vesting of RSUs within 60 days after May 19, 2021.
For certain information concerning our Executive Officers, see “Information about our Executive Officers” in Item 1 of Part I of our Form 10-K.

EQUITY COMPENSATION PLAN INFORMATION AT FISCAL YEAR-END
The table below sets forth certain information, as of April 3, 2021, about our common stock that may be issued upon the exercise of options, RSUs, warrants and rights under all of our existing equity compensation plans including the Employee Stock Purchase Plan:

(Shares in thousands)	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Security Holders
2007 Equity Plan	7,469 (1)	$— (2)	11,845 (3)
Employee Stock Purchase Plan	N/A	N/A	11,882
Total - Approved Plans	7,469	$—	23,727
Equity Compensation Plans Not Approved by Security Holders	—	$—	—
Total - All Plans	7,469	$—	23,727

(1)Includes approximately 7.4 million shares issuable upon vesting of RSUs that were granted under the 2007 Equity Plan, and assumes 100% performance achievement for performance-based RSUs granted in fiscal 2021. In May 2021, the Compensation Committee determined the actual number of RSUs earned based on performance achievement for performance-based RSUs awarded in fiscal 2021. For more information on the number of RSUs at 100% performance achievement and the actual performance achievement for performance-based RSUs awarded in fiscal 2021, see the table under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Compensation.”
(2)No outstanding options, warrants and rights exist as of fiscal ended as of April 3, 2021.
(3)On July 26, 2006, our stockholders approved the adoption of the 2007 Equity Plan and authorized 10.0 million shares to be reserved for issuance thereunder. The 2007 Equity Plan became effective on January 1, 2007. It replaced both the Company’s 1997 Stock Plan (which expired on May 8, 2007) and the Supplemental Stock Option Plan. On August 9, 2007, August 14, 2008, August 12, 2009, August 11, 2010, August 10, 2011, August 8, 2012, August 14, 2013, August 13, 2014, August 10, 2016, August 9, 2017, August 1, 2018 and August 8, 2019, our stockholders authorized the reserve of an additional 5.0 million shares, 4.0 million shares, 5.0 million shares, 4.5 million shares, 4.5 million shares, 3.5 million shares, 2.0 million shares, 3.0 million shares, 2.5 million shares, 1.9 million shares, 3.0 million shares and 6.0 million shares, respectively. All of the shares reserved for issuance under the 2007 Equity Plan may be granted as stock options, stock appreciation rights, restricted stock or RSUs.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement explains our executive compensation program in general and how it operates with respect to our executive officers and, in particular, our named executive officers. For fiscal 2021, our named executive officers consisted of our Chief Executive Officer, each individual who served as our Chief Financial Officer at any time during fiscal 2021 and our three other most highly-compensated executive officers serving at the end of fiscal 2021.
These named executive officers are as follows:
•Victor Peng, our President and Chief Executive Officer;
•Brice Hill, our Executive Vice President and Chief Financial Officer;
•William Madden, our Executive Vice President and General Manager, Wired and Wireless Group (WWG);
•Salil R. Raje, our Executive Vice President and General Manager, Data Center Group (DCG); and
•Vamsi Boppana, our Senior Vice President, Central Products Group (CPG).
Management Appointment in Fiscal 2021
On April 9, 2020, our Board of Directors appointed Mr. Hill as our Executive Vice President and Chief Financial Officer. During fiscal 2021 prior to that appointment, Mr. Peng, our President and Chief Executive Officer, assumed the responsibilities of principal financial officer while we conducted a search for a new chief financial officer.
Executive Summary
The COVID-19 pandemic had a deep impact on the global economy in fiscal 2021 and challenged us to devise solutions for how we operate, both internally and with our various stakeholders of our business. We are proud of our overall performance in fiscal 2021, during which our team demonstrated resiliency and dedication to redefining the way we continued to perform to achieve our financial and operational objectives for the year. In response to the challenges resulting from COVID-19, we prioritized and implemented swift changes focused on protecting the health and safety of our employees and their families, supporting our customers, partners, suppliers and vendors and maintaining our strong financial and operating position coming out of the pandemic.
To support the health and well-being of our employees, customers, partners and communities from the COVID-19 pandemic, almost all of our employees have been working remotely since mid-March 2020. We have long had a business continuity plan in place for unforeseeable situations and, over the years, have invested in technology that would provide our employees the flexibility and security to work effectively and remotely in case of business disruptions. We eliminated business travel and provided our employees with curated information, enhanced wellness programs, and technical resources to work remotely. These measures helped us maintain operations with our regular employees and contingent workforce.
Fiscal 2021 Business Highlights
We achieved success on many fronts during fiscal 2021. Our key financial and product highlights from fiscal 2021 were as follows:
•Overall net revenues were $3.15 billion, largely flat from the prior fiscal year despite the overall challenging global supply chain environment and the effects of the COVID-19 pandemic, as well as continued trade-related restrictions. Our quarterly revenue accelerated throughout the year, capped by record revenue in the fourth quarter. We view these results as stemming from good execution on the part of our employees as well as the success of our strategy to transform into a platform company. Adaptive SoCs, including Zynq MPSoC, RFSoC, and the upcoming Versal line, are both broadening and deepening the market and customer base, allowing us to compete more effectively in areas traditionally served by ASSPs and ASICs.
•Operating cash flow was $1.1 billion, due to both solid profitability and working capital management.
•DCG revenue increased 20% compared to the prior fiscal year, driven by continuing adoption with hyperscale customers. We maintained strong engagements with hyperscalers to deliver solutions for AI compute, video acceleration, composable networking and computational storage.
•WWG revenue declined 14% compared to the prior fiscal year, reflecting China trade-related impacts as well as slowdowns related to the COVID-19 pandemic. The Wireless end market recovered in the second half of fiscal 2021 as 5G deployments accelerated in multiple regions across a variety of technologies. Versal is now in production with a Tier-1 OEM to enable beamforming technology in massive MIMO applications, and continues to gain momentum with design wins with multiple OEMs. RFSoC is in deployment with multiple customers, and we have a strong design-win pipeline with RFSoC DFE. Recent announcements of partnerships with Mavenir and Fujitsu, as well as for the T1 Telco Accelerator Card, position us to support the emerging-growth opportunities in O-RAN.
•Aerospace & Defense, Industrial and Test & Measurement revenue grew 6% compared to fiscal 2020, driven by strength in Industrial, Scientific & Medical and Test, Measurement & Emulation end markets. Zynq product penetration into applications that have traditionally used ASSPs, and ASICs have provided significant expansion of available market opportunities.
•Automotive, Broadcast and Consumer markets delivered 1% annual growth despite material impacts from the COVID-19 pandemic. The Automotive end market recovered strongly in the second half of fiscal 2021, with consecutive quarters of record revenue in Q3 and Q4 despite ongoing supply chain challenges. Our platforms continue to be adopted by leading global OEMs and manufacturers for ADAS applications, including Continental for a 4-D imaging radar and Subaru to power its new-generation EyeSight ADAS system.
•Our Vitis software development platform continues to show strong adoption momentum, with over 76,000 downloads and another 23,000 estimated downloads for Vitis AI development environment for accelerating AI inference. In addition, over 20,000 developers have been trained on Xilinx software tools, and more than 1,000 ISV partners have published over 200 applications for Alveo.
•We introduced new products and solutions to power the data center and the edge in fiscal 2021 including new Alveo SmartNICs, real-time server appliances for ultra-high-density video transcoding, the Samsung SmartSSD® Computational Storage Drive, the industry’s first adaptable computational storage platform, the Xilinx App Store, our new Kria adaptive system-on-module (SOM) platform for accelerating AI applications at the edge, and a cost-optimized UltraScale+ portfolio, for ultra-compact, high-performance edge compute.
•In October 2020, we announced our planned merger with Advanced Merger Devices, Inc. (AMD) in which AMD intends to acquire us in an all-stock transaction valued at $35 billion.
Fiscal 2021 Compensation Highlights
Fiscal 2021 was a significant year for us with respect to compensation actions and decisions. The Compensation Committee took the following compensation actions with respect to our named executive officers:
•Base salaries - Maintained the annual base salaries of our incumbent named executive officers at their fiscal 2020 levels, including an annual base salary for Mr. Peng of $950,000.
•Target annual cash incentive opportunities - Maintained the target annual cash incentive compensation opportunities of our named executive officers at their fiscal 2020 levels, including a target annual cash incentive compensation opportunity for Mr. Peng in an amount equal to 150% of his annual base salary.
•Annual cash incentive payments - Based on the performance outcomes with respect to total revenue, operating margin and individual performance during fiscal 2021, Mr. Peng earned an annual cash incentive payment in an amount equal to 121% of his target annual cash incentive compensation opportunity, while our other named executive officers earned annual cash incentive payments in amounts ranging from 109% to 116% of their target annual cash incentive compensation opportunities.
•Long-term incentive compensation - Granted our named executive officers long-term incentive compensation in the form of performance-based and time-based restricted stock unit (RSU) awards effective in July 2020, which are to be settled for shares of our common stock as they vest. Mr. Peng received a performance-based RSU award and a time-based RSU award with an aggregate target value of $11,000,000, while our other incumbent named executive officers received performance-based and time-based RSU awards with aggregate target values ranging from $3,000,000 to $3,500,000.
The performance-based RSU awards granted to our named executive officers were to be earned based on the achievement of pre-established financial and operational performance goals at the end of a one-year performance period corresponding to our fiscal year, with any earned shares subject to vesting in three equal annual installments, beginning on the first anniversary of the date of grant.
In fiscal 2021, our achievement with respect to the three objective performance components applicable to the performance-based RSU awards resulted in our named executive officers earning 1.225 times the target number of shares subject to such awards.

Compensation Arrangements with Mr. Hill
In connection with his appointment as our Executive Vice President and Chief Financial Officer effective April 9, 2020, Xilinx and Mr. Hill entered into an employment offer letter dated March 31, 2020 (the Offer Letter). Pursuant to the Offer Letter, our initial compensation arrangements with Mr. Hill were as follows:
•an initial annual base salary of $550,000;
•a target annual cash incentive compensation opportunity equal to 100% of his annual base salary, subject to achievement of certain performance criteria;
•a one-time sign-on bonus in the amount of $350,000, provided, that if Mr. Hill voluntarily terminates his employment with the Company prior to two years of service, he will be required to reimburse the Company a pro-rated portion of the sign-on bonus; and
•a recommendation to the Compensation Committee that he be granted a new-hire grant of RSUs with an aggregate value of $5,000,000 based on our average closing stock price during the three full months prior to the month of grant, which is scheduled to vest in equal installments on the first four anniversaries of the grant, subject to Mr. Hill’s continued employment with us.
In addition, when he joined the Company, we entered into indemnification and change-in-control agreements with Mr. Hill on terms generally consistent with the Company’s standard forms of those agreements applicable to executive vice presidents. However, Mr. Hill’s change-in-control agreement differs from the Company’s previously-disclosed form of agreement applicable to executive vice presidents with respect to the acceleration of the vesting of equity awards held by Mr. Hill that would apply if we terminate Mr. Hill’s employment without cause or he resigns under circumstances that constitute a constructive termination, in either case after the consummation of a change in control of the Company that occurs before the second anniversary of his starting date. If such a separation occurs after a change of control that takes place before the first anniversary of Mr. Hill’s starting date, then 25% of his equity awards will vest; if such a separation occurs after a change in control that takes place between the first and second anniversaries of his starting date, then 50% of his equity awards will vest; and if such a separation occurs after a change in control that takes place after the second anniversary of his starting date, then 100% of his equity awards will vest, similar to the agreements we have entered into with our other executive vice presidents. Any such acceleration will be contingent upon Mr. Hill executing a waiver and release of all claims and complying with other customary terms, including non-solicitation.
In establishing Mr. Hill’s initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into the executive compensation structure that we had developed as a public reporting company, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of the Offer Letter, see “Compensation Arrangements with Mr. Hill” below.
Pay-for-Performance Analysis
Our executive compensation program is designed to motivate, engage and retain a talented leadership team and to appropriately reward them for their contributions to our business. Our performance measurement framework consists of a combination of financial, operational and strategic/individual performance measures that provide a balance between short-term results and drivers of long-term value.
We provide our executive officers with three primary elements of pay: base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity awards. The variable compensation components, consisting of an annual cash incentive and annual equity awards, together constitute the largest portion of the target total direct compensation for our executive officers.
•Base salary - Base salary accounts for approximately 6.6% of our Chief Executive Officer’s target total compensation and, on average, approximately 10.3% of our other named executive officers’ target total compensation.
•Annual cash incentive compensation - Annual short-term cash incentive compensation accounts for approximately 10.0% of our Chief Executive Officer’s target total compensation and, on average, approximately 10.1% of our other named executive officers’ target total compensation. Annual cash incentive compensation awards are based on corporate performance relative to pre-established financial objectives selected by the Compensation Committee and an evaluation of each named executive officer’s individual performance.
•Long-term incentive compensation - Long-term incentive compensation consists of performance-based RSU awards and time-based RSU awards, and accounts for approximately 83.4% of our Chief Executive Officer’s target total compensation and, on average, approximately 79.5% of our other named executive officers’ target total compensation.

The following charts show the fiscal 2021 pay mix for (i) Mr. Peng and (ii) our other named executive officers, in the aggregate:

Total Direct Compensation
CEO
Total At-Risk Compensation 93.4%
All Other Compensation 0.0%
Base Salary 6.6%
Annual Incentive 10.0%
Time-Based RSU 41.7%
Performance-Based RSU 41.7%

The foregoing percentages were calculated using annual base salary, target annual cash incentive compensation, the grant date fair value of equity awards and all other compensation as reported for fiscal 2021 in the Summary Compensation Table below, but do not take into account Mr. Hill’s one-time sign-on bonus. As shown in the above charts, our named executive officers’ compensation is weighted heavily toward “at-risk” compensation, which consists of (1) performance-based cash and equity awards that align each named executive officer’s interests with those of the Company and our stockholders and (2) time-based equity awards whose value is tied to the creation of long-term stockholder value.
Governance Policies and Practices
We maintain several policies and practices to help ensure that our overall executive compensation program reflects sound governance standards and drives financial performance. We have also made the decision not to implement some practices that many companies have historically followed because we believe they would not serve the long-term interests of our stockholders.

What We Do		What We Don't Do
☑	Fully-Independent Compensation Committee. The Compensation Committee determines our compensation strategy for executive officers and consists solely of independent directors.	☒	Excise Tax Gross-Ups Related to a Change of Control. We do not provide excise tax gross-ups related to a change of control of the Company.

☑	Independent Compensation Advisor. The Compensation Committee engages an independent compensation consultant to provide independent analysis, advice and guidance on executive compensation.	☒	Hedging. We prohibit employees, including our executive officers, from engaging in transactions or arrangements that are intended to increase in value based on a decrease in value of Company securities.

☑	Annual Executive Compensation Review. The Compensation Committee performs an annual review of our executive compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.	☒	Perquisites. We do not generally provide perquisites to officers other than benefits with broad-based employee participation that are standard in the technology sector, except when specifically determined to be appropriate in light of the executive officer’s circumstances.

☑	Pay-for-Performance Philosophy. Our cash incentive compensation and long-term equity programs for executives are based on the Company’s and individual executive’s performance.	☒	Option Repricing. Our 2007 Equity Plan prohibits repricing of out-of-the-money options or stock appreciation rights to a lower exercise or strike price without approval of our stockholders.

☑	At-Risk Compensation. A significant portion of compensation for our executives is based on the performance of both the Company and the individual executive.	☒	Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested equity awards.

☑	Robust Stock Ownership Guidelines. We have executive stock ownership guidelines and holding requirements that cover our executive officers.	☒	Pledging. We prohibit our employees, including executive officers, from pledging Company stock or holding it in a margin account.

☑	Clawback Policy. We have a clawback, or recoupment, policy that covers all elements of our incentive compensation program.	☒	SERP or Defined Benefit Plans. We do not provide a Supplemental Executive Retirement Plan (SERP) or a defined benefit plan.

☑	Annual Stockholder Advisory Votes on Executive Compensation. We conduct an annual stockholder advisory vote on our executive compensation program.

☑	Double-Trigger Change-of-Control Benefits. Change-of control benefits require a change in control and termination of employment (double trigger) rather than benefits triggered solely on the change of control (single trigger).
2020 Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2020 Annual Meeting of Stockholders, in the most recent non-binding stockholder vote on the compensation of our named executive officers (the Say-on-Pay vote), approximately 94.6% of the votes cast by our stockholders were voted in favor of the compensation of our named executive officers. The Compensation Committee was mindful of this strong stockholder support of our compensation philosophy and objectives when evaluating our executive compensation policies and practices throughout fiscal 2021. Accordingly, and as a result of the favorable Say-on-Pay vote, the Committee continued its general approach to executive compensation, emphasizing both annual and long-term performance-based compensation.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Our Board of Directors has adopted a policy providing for an annual Say-on-Pay vote. This policy is consistent with our stockholders’ preference as expressed at our 2017 Annual Meeting of Stockholders in August 2017 on the frequency of future advisory votes on the compensation of our named executive officers. Following the Annual Meeting to which this proxy statement relates, our next Say-on-Pay vote will be held at our 2022 Annual Meeting of Stockholders.
Compensation Objectives and Decision-Making Process
Role of the Compensation Committee
The Compensation Committee is responsible for establishing our compensation and benefits philosophy and strategy, working in consultation with our Chief Executive Officer for our executive officers (other than himself). The Committee also oversees our general compensation policies and sets specific compensation levels for our Chief Executive Officer and other executive officers. In determining our compensation strategy, the Committee reviews competitive market data to ensure that we are able to attract, motivate, reward and retain talented executive officers and other employees. The Committee engages its own independent advisors to assist in carrying out its responsibilities, but is not permitted to delegate its authority to such advisors.
The primary objectives of the Compensation Committee with respect to determining executive compensation are to attract, motivate and retain talented employees and to align the interests of our executive officers with those of our stockholders, with the ultimate objective of enhancing stockholder value. It is the philosophy of the Committee that the best way to achieve this is to provide our executive officers with compensation that is based on their level of performance against specific goals, which are aligned with our overall strategy, thereby compensating executives on a “pay-for-performance” basis.
To achieve these objectives, the Compensation Committee has implemented compensation plans that tie a significant portion of our executive officers’ overall compensation to our financial and product-related performance, including revenue growth, operating profit, product revenue, product leadership and strategic objectives. Overall, the total compensation opportunity of our executive officers is intended to create an executive compensation program that is competitive with comparable companies.
Role of the Compensation Consultant
In fiscal 2021, the Compensation Committee retained Compensia, a national compensation consulting firm, to serve as its compensation consultant. Compensia reported directly to the Committee. Compensia provided the Committee with general advice on compensation matters, including reviewing the composition of the compensation peer group, providing compensation data related to executives at the selected companies in the peer group and providing advice on our executive officers’ compensation generally.
Compensia did not provide any additional services to us other than the services for which it was retained by the Committee, and the Committee is not aware of any conflict of interest that exists that would otherwise prevent Compensia from having been independent during fiscal 2021. We pay the costs for Compensia’s services. Based on the above and its review of the factors set forth under SEC rules and in the Nasdaq listing requirements, the Committee assessed the independence of Compensia and concluded that no conflict of interest exists that would prevent Compensia from independently advising the Committee during fiscal 2021.
During fiscal 2021, the Committee met regularly in executive session with Compensia without management present.
Use of Compensation Peer Group
Each year, the Compensation Committee directs its compensation consultant to develop a group of peer companies for purposes of evaluating, determining and setting compensation for our executive officers. The criteria for determining which companies to include in the peer group include some or all of the following: (i) they operate in a similar industry to ours; (ii) they are of approximately similar size (as measured by revenues and aggregate market capitalization); (iii) they have profitability similar to ours; and (iv) they are companies with whom we compete for executive talent.
After receiving and discussing the compensation consultant’s report, the Committee approved the peer group companies for fiscal 2021 in the third quarter of fiscal 2020. For fiscal 2021, in consultation with Compensia, the Committee removed Quorvo from the peer group because it fell outside the selection criteria. In its place, Micron Technology was added to the peer group based on the selection criteria.
The compensation peer group for fiscal 2021 consisted of the following companies:

• Advanced Micro Devices, Inc.	• Cypress Semiconductor Corporation	• NetApp, Inc.
• Analog Devices, Inc.	• Juniper Networks Inc.	• Nvidia Corporation
• Arista Networks	• Marvell Technology Group Ltd.	• ON Semiconductor Corporation
• Autodesk, Inc.	• Maxim Integrated Products Inc.	• Palo Alto Networks Inc.
• Broadcom Limited	• Microchip Technology Inc.	• Skyworks Solutions, Inc.
• Cadence Design Systems, Inc.	• Micron Technology Inc.	• Synopsys, Inc.
This compensation peer group was used by the Compensation Committee during fiscal 2021 as a reference for understanding the competitive market for executive positions in our industry sector.
A summary of the four-quarter trailing revenue by quartile and market capitalization of the peer companies at the time the Compensation Committee approved the compensation peer group for use in fiscal 2021 is as follows:

Peer Group Four-Quarter Revenue and Market Capitalization for Fiscal Year 2021 Compensation Decisions

	Peer Group Financials (1)
Quartile	Four-Quarter Trailing Revenue ($ in millions)	Market Capitalization ($ in millions)
75th Percentile	5,900	32,485
50th Percentile	4,011	19,413
25th Percentile	2,903	14,501
Xilinx, Inc.	3,311	24,408
(1) Data is based on available market information as of December 2019.
Based on the foregoing, our revenue was approximately in the 41st percentile of the peer group companies and our market capitalization was approximately in the 66th percentile of the peer group companies at the time the peer group was approved.
Data on the compensation practices of the peer group was generally gathered through searches of publicly available information, including publicly available databases. In preparing its report, the compensation consultant reviewed data from the Radford Global Technology Survey, including a custom analysis of the companies in the compensation peer group, as well as the proxy statements filed by each of the peer group companies. Peer group data was gathered with respect to base salary, bonus targets and equity awards. When the peer group data yielded insufficient data, the compensation consultant used a custom data analysis of the companies in the compensation peer group and/or a cross-section of broad technology companies with revenue between $1 billion and $6 billion and market capitalization of more than $6 billion.
In determining adjustments to executive compensation, the Compensation Committee not only considers the compensation advice and analysis provided by its compensation consultant and publicly available information of compensation offered by the applicable comparative market data, but also reviews the Radford survey data and takes into consideration other relevant factors as described in this Compensation Discussion and Analysis. While the Committee considers external market data (both the Radford survey data and peer company data), it does not target any specific pay percentile within those companies for purposes of setting cash and equity compensation levels. Rather, the Committee uses this information merely as a guide to determine whether we are generally competitive in the market.
Compensation Determination for Chief Executive Officer
Each year, the Compensation Committee reviews the performance of our Chief Executive Officer and approves his compensation in light of the goals and objectives of our executive compensation program. The review of the performance and compensation of our CEO and our other executive officers is conducted annually during the period that usually commences in mid-May, which we call our Focal Review Period. The Committee uses both objective data from peer group companies and subjective policies and practices, including an assessment of our CEO’s achievements and contribution, to determine his compensation. In determining the long-term equity incentive component of our CEO’s compensation, the Committee considers a number of factors, including our performance and relative stockholder return, the value of similar awards to CEOs at the companies in the compensation peer group, the equity awards granted to our CEO in prior years and feedback from the independent members of our Board of Directors.

To provide further assurance of independence, the Compensation Committee’s compensation consultant provides its own recommendation regarding CEO compensation. The compensation consultant prepares an analysis showing competitive CEO compensation at the companies in the compensation peer group for the individual elements of compensation and total direct compensation. Next, the compensation consultant provides the Committee with a range of recommendations for any change in our CEO’s base salary, target annual cash incentive compensation and equity award value. These recommendations take into account the peer group competitive pay analysis, expected future pay trends and, importantly, the position of our CEO in relation to other senior executives and proposed pay actions for all our other key employees. The range allows the Committee to exercise its discretion based on our CEO’s individual performance and other factors.
Compensation Determination for Other Executive Officers
Our Chief Executive Officer works with the Compensation Committee in establishing the compensation and benefits philosophy and strategy for our other executive officers and makes specific recommendations to the Committee with respect to the individual compensation for each of such executive officers. Each year, the Committee reviews with our CEO each executive officer’s performance in light of our goals and objectives and approves their compensation. The Committee also considers other relevant factors in approving the level of such compensation, including the executive officer’s performance during the year, focusing on his or her accomplishments, areas of strength and areas of development, scope of responsibility and contributions, and experience and tenure in the position.
During the Focal Review Period, our CEO evaluates each executive officer’s performance during the year based on a review of his or her performance, an individual self-assessment and feedback provided by his or her peers, direct reports and other employees. Our CEO also reviews compensation data gathered from Radford and from other publicly-available information and identifies trends and competitive factors to consider in adjusting compensation levels of our executive officers. Our CEO then makes a recommendation to the Compensation Committee as to each element of each executive officer’s compensation.

Compensation Elements
Our executive compensation program consists of three principal elements: base salary, performance-based cash incentive compensation and long-term incentive compensation in the form of equity awards. The following table summarizes these elements of compensation:

	Objectives	Key Features

Base Salary	Provides a fixed baseline level of compensation earned during the fiscal year.	Fixed cash compensation is based on scope of responsibility, breadth of knowledge, experience and tenure in the position and individual performance.

Performance-Based Incentive Cash Compensation	Rewards achievement of corporate and individual performance objectives and serves to attract and retain highly-qualified executives.	Calculated as a percentage of the executive officer’s annual base earnings. Payouts are based on achievement of pre-established corporate objectives and individual performance goals.

Long-Term Equity Incentive Awards	Establishes a corporate culture that supports strong long-term corporate performance and provides an important retention tool through vesting of equity awards over several years.
Performance-based RSUs are granted in amounts that reflect company performance against pre-established goals, and vest over a three-year period. Time-based RSUs are granted in fixed amounts and vest over a four-year period.

Base Salary
In May 2020, the Compensation Committee reviewed the base salaries of our executive officers. In light of global economic uncertainty resulting from the COVID-19 pandemic, the Committee determined to maintain the base salaries of our named executive officers at their fiscal 2020 levels.
The fiscal 2020 and 2021 base salaries of our named executive officers were as follows:
Named Executive Officer Fiscal 2020 and 2021 Base Salaries

Named Executive Officer	Fiscal Year 2020 Base Salary ($)	Fiscal Year 2021 Base Salary ($)	Percentage Increase (%)
Victor Peng	950,000	950,000	—
Brice Hill (1)	—	550,000	N/A
William Madden	525,000	525,000	—
Salil Raje	525,000	525,000	—
Vamsi Boppana	440,000	440,000	—
(1) Mr. Hill joined us as our Executive Vice President and Chief Financial Officer effective April 9, 2020.
Annual Cash Incentive Compensation
In May 2020, our Board of Directors approved the Xilinx, Inc. Executive Incentive Plan for fiscal 2021 (the 2021 Incentive Plan). The 2021 Incentive Plan was designed to link the annual cash incentives of our executive officers to the Company-wide achievement of pre-established financial objectives involving annual revenue growth and operating profit and their achievement of individual performance goals. The way these components factor into the annual cash incentive compensation is illustrated in the following chart:

The Compensation Committee determined the results under the 2021 Incentive Plan by taking into account both the pre-established objective performance metrics and the Committee’s evaluation of such subjective considerations, if any, determined appropriate by the Committee. The objective performance metrics were to be applied to determine a performance multiplier. When it adopted the 2021 Incentive Plan, the Committee retained discretion to modify the performance multiplier or any of the individual performance metrics, in response to extenuating or unanticipated circumstances such as those stemming from the COVID-19 pandemic. Ultimately, however, in determining the results under the 2021 Incentive Plan, the Compensation Committee did not exercise its discretion to adjust any performance multiplier and/or the underlying objective performance metrics.
Target Annual Cash Incentives
In connection with the adoption of the 2021 Incentive Plan, the Compensation Committee reviewed the target annual cash incentives of our executive officers. In light of global economic uncertainty resulting from the COVID-19 pandemic, the Committee determined to maintain the target annual cash incentives of our named executive officers at their fiscal 2020 levels.
The fiscal 2020 and 2021 target annual cash incentives of our named executive officers were as follows:
Named Executive Officer Fiscal 2020 and 2021 Target Annual Cash Incentive

Named Executive Officer	Fiscal 2020 Target Annual Cash Incentive (as % of base salary)	Fiscal 2021 Target Annual Cash Incentive (as % of base salary)
Victor Peng	150%	150%
Brice Hill (1)	N/A	100%
William Madden	100%	100%
Salil Raje	100%	100%
Vamsi Boppana	80%	80%
(1) Mr. Hill joined us as our Executive Vice President and Chief Financial Officer effective April 9, 2020.
Performance Components
For purposes of the 2021 Incentive Plan, annual cash incentive payments for our executive officers were to be determined using performance metrics similar to those used in fiscal 2020 – total revenue (with revenue growth having been used in 2020), operating margin and individual performance objectives – with the weighting of each metric being revised as follows:
•total revenue (the Total Revenue Component), weighted at 25%
•our operating profit margin, excluding accrued compensation expense for estimated incentive compensation (the OM Component), weighted at 35%; and

•individual performance, based on the achievement of performance goals pertaining to each executive officer’s position and responsibilities (the Individual Performance Component), weighted at 40%.
These revised weightings and the switch to a total revenue metric were adopted in light of the economic uncertainty created by the COVID-19 pandemic and the general political climate, which, in the Committee’s view, hampered both the Company’s ability to project future financial results and management’s ability to affect those results through individual performance. As a result of those factors, the Committee shifted the weighting of the performance metrics in favor of individual performance, which the Committee believed to be a more reliable measure of performance under the circumstances. Similarly, as management did not have enough visibility into fiscal 2021 to draft annual financial goals, the Committee chose to set the financial performance metrics for the first semi-annual period (March 29, 2020 through September 26, 2020) in May 2020 and the financial metrics for the second semi-annual period (September 27, 2020 through April 3, 2021) in October 2020.
For each of our executive officers other than our Chief Executive Officer, the Total Revenue Component, the OM Component and the Individual Performance Component were to be measured and paid on a semi-annual basis. For our Chief Executive Officer, the Total Revenue Component and the OM Component were to be measured and paid on a semi-annual basis, and the Individual Performance Component was to be measured and paid on an annual basis. The Compensation Committee generally had discretion to exclude extraordinary or one-time charges for purposes of calculating annual cash incentive payments under the 2021 Incentive Plan, but no such exclusions were made in fiscal 2021.
All changes to the 2021 Incentive Plan compared with the 2020 Incentive Plan were made in consultation with Compensia.
For purposes of the 2021 Incentive Plan, the Total Revenue Component, the OM Component and the Individual Performance Component were designed as follows:
Total Revenue Component
The Total Revenue Component was designed to reward increases in our total revenue over each of two semi-annual performance periods. The Total Revenue Component was subject to a minimum threshold performance level for any payout and a multiplier that increased the target payout depending on our actual performance during each semi-annual performance period. For fiscal 2021, the Total Revenue Component multiplier began at 0.05 for the threshold performance level and increased to a maximum of 2.0, rising in increments of between 0.05 and 0.15 at certain performance levels, depending on total Company revenue for the semi-annual performance period. The multiplier increments were based on the Compensation Committee’s assessment of the difficulty associated with each corresponding increase in total revenue.
On May 12, 2020, the Compensation Committee approved the following proposed payout scale for the Total Revenue Component multiplier for the first semi-annual performance period of fiscal 2021, with the Total Revenue Target in millions of dollars:

Total Revenue Component Scale
Fiscal 2021 First Half Total Revenue (25% Weight)

Total Revenue Target	Total Revenue Multiplier
>$1,830	2.00
$1,830	2.00
$1,780	1.85
$1,730	1.70
$1,680	1.60
$1,630	1.50
$1,590	1.40
$1,550	1.30
$1,510	1.20
$1,470	1.10
$1,440	1.00
$1,415	0.90
$1,395	0.80
$1,380	0.70
$1,360	0.65
$1,340	0.60
$1,320	0.55
$1,300	0.50
$1,270	0.45
$1,240	0.40
$1,210	0.35
$1,180	0.30
$1,150	0.25
$1,120	0.20
$1,090	0.15
$1,060	0.10
$1,030	0.05
<$1,030	—

On October 30, 2020, the Compensation Committee approved the following proposed payout scale for the Total Revenue Component multiplier for the second semi-annual performance period of fiscal 2021, with the Total Revenue Target in millions of dollars:

Total Revenue Component Scale
Fiscal 2021 Second Half Total Revenue (25% Weight)

Total Revenue Target	Total Revenue Multiplier
>$2,185	2.00
$2,185	2.00
$2,135	1.90
$2,085	1.80
$2,035	1.70
$1,985	1.60
$1,935	1.50
$1,885	1.40
$1,835	1.30
$1,785	1.20
$1,745	1.15
$1,705	1.10
$1,665	1.05
$1,625	1.00
$1,595	0.925
$1,570	0.85
$1,550	0.775
$1,535	0.70
$1,515	0.65
$1,495	0.60
$1,475	0.55
$1,455	0.50
$1,425	0.45
$1,395	0.40
$1,365	0.35
$1,335	0.30
$1,305	0.25
$1,275	0.20
$1,245	0.15
$1,215	0.10
$1,185	0.05
<$1,185	—
In fiscal 2021, we achieved total revenue of $1,470 million in the first half of the year, resulting in a Total Revenue Component multiplier of 1.10, while in the second half of the year we achieved total revenue of $1,654 million, resulting in a Total Revenue Component multiplier of 1.00.
OM Component
The OM Component was designed to reward achievement of certain levels of our operating margin over each of two semi-annual performance periods. The OM Component was subject to a minimum threshold for any payout and a multiplier that increased the payout amount depending on our actual performance during each semi-annual performance period. The OM Component multiplier began at 0.05 for the threshold performance level and increased to a maximum of 2.0, rising in increments of between 0.05 and 0.15 at certain performance levels, depending on Company operating margin for the semi-annual performance period. The multiplier increments were based on the Compensation Committee’s assessment of the difficulty associated with each corresponding increase in operating margin.

On May 12, 2020, the Compensation Committee approved the following proposed payout scale for the Operating Margin Component multiplier for the first semi-annual performance period of fiscal 2021:
OM Component Scale
Fiscal 2021 First Half Operating Margin (35% Weight)

OM Target	OM Multiplier
>37%	2.00
37%	2.00
36%	1.85
35%	1.70
34%	1.60
33%	1.50
32%	1.40
31%	1.30
30%	1.20
29%	1.10
28%	1.00
27%	0.85
26%	0.70
25%	0.65
24%	0.60
23%	0.55
22%	0.50
21%	0.45
20%	0.40
19%	0.35
18%	0.30
17%	0.25
16%	0.20
0.15	0.15
0.14	0.10
0.13	0.05
<13%	—

On October 30, 2020, the Compensation Committee approved the following proposed payout scale for the Operating Margin Component multiplier for the second semi-annual performance period of fiscal 2021:

OM Component Scale
Fiscal 2021 Second Half Operating Margin (35% Weight)

OM Target	OM Multiplier
>44%	2.00
44%	2.00
43%	1.90
42%	1.80
41%	1.70
40%	1.60
39%	1.50
38%	1.40
37%	1.30
36%	1.20
35%	1.15
34%	1.10
33%	1.05
32%	1.00
31%	0.93
30%	0.85
29%	0.78
28%	0.70
27%	0.65
26%	0.60
25%	0.55
24%	0.50
23%	0.45
22%	0.40
21%	0.35
20%	0.30
19%	0.25
18%	0.20
17%	0.15
16%	0.10
15%	0.05
<15%	—
In fiscal 2021, we achieved an operating margin percentage of 31% in the first half of the year, resulting in an OM Component multiplier of 1.30, while in the second half of the year we achieved an operating margin percentage of 28%, resulting in an OM Component multiplier of 0.70.
Individual Performance Component.
For all executive officers other than our Chief Executive Officer, the Individual Performance Component was based on a maximum of ten individual performance goals for each semi-annual performance period. Our Chief Executive Officer’s Individual Performance Component was based on a maximum of ten individual performance goals for the annual performance period. For all executive officers, achievement of each goal was measured on a scale of 0% achievement to 150% achievement. The threshold for any payout of the Individual Performance Component was 50% overall achievement, and the maximum performance was capped at 150%.

Each individual goal under the Individual Performance Component was directly related to our business objectives and corresponded to each executive officer’s position and responsibilities. The goals for our executive officers related to the broader corporate goals generally within the following categories:
•Operational excellence and quality of results. This category consisted of goals related to adherence to product development plans and schedules, product delivery timeliness, product sales and gross margin achievement and sales achievement by geographic region.
•Strategic initiatives and performance. This category consisted of goals related to product and portfolio assessment, including customer and end market sub-segment identification.
•Leadership effectiveness. This category consisted of goals related to strategic leadership, responding to changes in the market and economic environment, organizational effectiveness and managing our relationship with stockholders.
For each executive officer, our Chief Executive Officer, in consultation with the individual, assigned a weight to each goal that reflected the importance of the business objective involved. These goals and assigned weightings were submitted to the Compensation Committee for its review at the beginning of each semi-annual period. At the end of each such period, each executive officer prepared a self-assessment of his or her level of achievement of each goal on a scale of 0% to 150%. Our Chief Executive Officer then reviewed with such executive officer his or her performance for the period and determined his or her level of achievement for each goal on the same scale. Based on our Chief Executive Officer’s determination of the level of achievement, he then recommended to the Committee an overall Individual Performance multiplier, on a scale of 0.00 to 1.50 (subject to a threshold of 0.50). After reviewing our Chief Executive Officer’s semi-annual assessment and recommendation, the Committee determined and approved the multiplier and semi-annual payout for each executive officer.
For our Chief Executive Officer, the Compensation Committee, in consultation with him, determined each of his goals, which were measured in proportion to the importance of that goal to our business. After the end of the fiscal year, our Chief Executive Officer prepared a self-assessment of his level of achievement of each goal on the same 0.00 to 1.50 scale and submitted this self-assessment to the Committee. After reviewing the self-assessment and making its own evaluation of our Chief Executive Officer’s performance, the Committee determined the final multiplier. In assessing our Chief Executive Officer’s achievements and determining and approving his compensation, the Committee, in consultation with independent members of our Board of Directors, considered his achievements within a broader set of expectations including strategic leadership, organizational quality and effectiveness, management abilities and responsiveness to economic conditions.
The payout relating to the Individual Performance Component was paid annually for our Chief Executive Officer and semi-annually for each of our other executive officers in fiscal 2021. A summary of each named executive officer’s individual performance goals is set forth in the footnotes to the table below titled “Named Executive Officer Incentive Cash Awards for Fiscal 2021.”
Payment Calculations for Executive Officers
Under the 2021 Incentive Plan, annual cash incentive payments were calculated slightly differently for our Chief Executive Officer compared to our other executive officers, given that the Individual Performance Component was determined on an annual basis for our CEO and on a semi-annual basis for all other executive officers.
Annual Cash Incentive Payment for Chief Executive Officer. The calculation to determine the annual cash incentive payment for our Chief Executive Officer was as follows:

Annual Cash Incentive Payments for Other Named Executive Officers. The calculation to determine the annual cash incentive payments for our named executive officers, other than our Chief Executive Officer, was as follows:

Annual Cash Incentive Payments for Fiscal 2021
We achieved our total revenue objective in both the first half and the second half of fiscal 2021, resulting in multipliers of 1.10 and 1.00, respectively, for these two periods under the Total Revenue Component.

We achieved the operating margin objective in both the first half and the second half of fiscal 2021, resulting in multipliers of 1.30 and 0.70, respectively, for these two periods under the OM Component.
The performance of our named executive officers (other than our Chief Executive Officer) with respect to the Individual Performance Component for the first half of the fiscal year resulted in multipliers ranging from 1.30 to 1.50. In the second half of the fiscal year, the performance of our named executive officers resulted in multipliers ranging from 1.10 to 1.30. The performance of our Chief Executive Officer with respect to the Individual Performance Component for the full fiscal year resulted in a multiplier of 1.50.
The target and actual annual cash incentive payments for fiscal 2021 for our named executive officers, based on their achievement against our financial goals and their individual performance goals, were as follows:

Named Executive Officer Incentive Cash Awards for Fiscal 2021

Named Executive Officer	Annual Base Salary (1) ($)	Target Annual Cash Incentive (as a percentage of base salary)	Target Annual Cash Incentive Payment (1) ($)	Cash Incentive Actually Paid (1) ($)
				First-Half Financial Metrics (2) ($)	First-Half Individual Performance ($)		Second-Half Financial Metrics (3) ($)	Second-Half Individual Performance ($)		Actual Annual Cash Incentive Payment ($)
Victor Peng	950,000	150	1,425,000	520,125	N/A		352,688	855,000	(4)	1,727,813
Brice Hill	537,660	100	537,660	191,742	157,596	(5)	136,125	137,500	(6)	622,963
William Madden	525,000	100	525,000	191,625	136,500	(7)	129,938	115,500	(8)	573,563
Salil Raje	525,000	100	525,000	191,625	141,750	(9)	129,938	120,750	(10)	584,063
Vamsi Boppana	440,000	80	352,000	128,480	91,520	(11)	87,120	91,520	(12)	398,640
(1)Target payments and amounts paid are based on percentages of actual base salaries earned during fiscal 2021. For purposes of determining cash incentive payouts, salaries are split between the first half and the second half of fiscal 2021 as follows: Mr. Peng - 1H: $475,000, 2H: $475,000; Mr. Hill - 1H: $262,660, 2H: $275,000; Mr. Madden - 1H: $262,500, 2H: $262,500; Mr. Raje - 1H: $262,500, 2H: $262,500; and Mr. Boppana - 1H: $220,000, 2H: $220,000.

(2)The first-half financial metrics included both the Total Revenue Component, which was scored at $1,470 million and resulted in a multiplier of 110%, and the OM Component, which was scored at 31% and resulted in a multiplier of 1.30. For more information on the Total Revenue Component and the OM Component, see the sections above titled “Performance Components—Total Revenue Component” and “Performance Components—OM Component.” For more information on the calculation of the annual cash incentive payments for the first half of fiscal 2021, see the section above titled “Payment Calculations for Executive Officers.”

(3)The second-half financial metrics included both the Total Revenue Component, which was scored at $1,654 million and resulted in a multiplier of 1.00, and the OM Component, which was scored at 28% and resulted in a multiplier of 0.70. For more information on the Total Revenue Component and the OM Component, see the sections above titled “Performance Components—Total Revenue Component” and “Performance Components—OM Component.” For more information on the calculation of the annual cash incentive payments for the second half of fiscal 2021, see the section above titled “Payment Calculations for Executive Officers.”

(4)Represents the actual cash incentive paid to Mr. Peng for fiscal 2021 based on achievement against his specific individual performance goals. For fiscal 2021, Mr. Peng earned 150% of his target bonus attributable to the Individual Performance Component based on: (1) updating and expanding the Company’s strategy and five-year plans, incorporating the long-term challenges and opportunities resulting from the COVID-19 pandemic and recession, U.S./China trade relations, on-going industry consolidation, and environmental, social and governance considerations; (2) given the pandemic and accompanying recession, managing towards successful achievement of our fiscal 2021 annual operating plan, and prioritizing long-term goals within reasonable risk and profitability levels, while also prioritizing the health and well-being of employees and others at the Company’s sites; (3) providing overall leadership and direction in furthering the Company’s transformation, embodying best-in-class technical execution, marketing vision and customer intimacy, while building and developing a strong leadership team to drive our success in a challenging and uncertain global economic, geo-political and market environment; and (4) building and maintaining strong relationships with investors, government agencies, industry leaders and influencers, partners, suppliers and the press to drive corporate messages, objectives and brand value; and ensuring executive alignment and key customer relationships with both top and strategic customers. Additionally, during its assessment of Mr. Peng’s individual achievement and contributions to the Company in fiscal 2021, the Compensation Committee considered Mr. Peng’s leadership and the strategic decision-making involved in negotiating the merger agreement with AMD. This factor was not part of Mr. Peng’s original performance goals, which were established before the merger was under consideration, but was determined by the Compensation Committee to be an valuable part of Mr. Peng’s contributions during fiscal 2021.

(5)Represents the actual cash incentive paid to Mr. Hill for the first half of fiscal 2021 based on achievement against his specific individual performance goals. For the first half of fiscal 2021, Mr. Hill earned 150% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving financial growth by achieving revenue, gross margin, operating expense and operating margin goals, completing valuation assessment (including a sum-of-the-parts valuation) and updating the five-year annual operating plan; (2) increasing liquidity, execution of financial accounting and reporting, determining ERM and ESG actions and identifying facilities focus areas to manage COVID-19; (3) meeting onboarding goals, including establishing relationships with executive and finance staff, the board of directors, investors and analysts; reviewing prior year’s landscape and strategy session white papers, developing an understanding of each end market roadmap, products and growth strategy and fully preparing for first quarter earnings call and plan for Analyst Day; and (4) refining business continuity plans.

(6)Represents the actual cash incentive paid to Mr. Hill for the second half of fiscal 2021 based on achievement against his specific individual performance goals. For the second half of fiscal 2021, Mr. Hill earned 125% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and EPS goals, completing the FY22 and five-year annual operating plan; (2) completing AMD acquisition transaction support; (3) execution of financial accounting and reporting, credit and cash management and year-end SOX and audit, completing Corporate Responsibility Report and ESG goals; and (4) determining organization adjustments and development plans for finance staff to strengthen leadership capabilities, build and retain talent including coaching and succession planning.

(7)Represents the actual cash incentive paid to Mr. Madden for the first half of fiscal 2021 based on achievement against his specific individual performance goals. For the first half of fiscal 2021, Mr. Madden earned 130% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving financial growth by achieving revenue, gross margin, operating expense and operating margin goals, achieving annual operating plan gross margin improvement actions from pricing/GMF actions and GOQ to achieve cost-reduction roadmap objective, refreshing TAM/SAM/SOM analysis and establishing financial target model leading to five-year strategic plan for Analyst Day, defining requirements to develop unified revenue/demand planning process and system; (2) design win on track for panels to meet revised revenue target in fiscal 2022 and identifying P4 beta customer, aligning account strategy to marketing’s five-year plan and improving overall account margin plan, winning pre-established percentage of identified high priority platforms aligned with formal SIP sales KSO opportunities; (3) in marketing, publishing GTM strategy and winning two beta sockets, delivering specified enhancements and auto negotiation update as specified in services statement of work, align and publish ecosystem strategy including justification for each VIP investment, signing up five Versal Premium beta customers and refreshing strategy for mid-year e-staff offsite meeting; (4) completing wired and wireless IP V&C supporting customer pre-production and early production milestones, staying on track for various Versal Premium and RFSoC DFE projects, successfully bring up deliverables for various panels projects and delivering specified demo for inter-governmental agency project; and (5) improving teamwork by identifying cross-functional collaboration gaps and challenges adopting best practices to improve effectiveness of e-staff, refining business continuity plan and adjusting necessary processes/program plans to account for first half COVID adjustments, forming task force team to focus on identified items to improve and implementing procedures for articulating clear business goals and direction.

(8)Represents the actual cash incentive paid to Mr. Madden for the second half of fiscal 2021 based on achievement against his specific individual performance goals. For the second half of fiscal 2021, Mr. Madden earned 110% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and EPS goals, completing the FY22 and five-year annual operating plan; (2) analyzing the pipeline and defining quantitative criteria on conversion, growth and other key metrics, identify P4 beta customer, developing regional growth strategy aligned with account strategies as well as short/mid/long term goals aligned to marketing’s five-year plan, winning pre-established percentage of high-priority platforms aligned with formal SIP sales KSO opportunities, signing up five design wins and six new board bring-ups; (3) in marketing, successfully launching RFSOC DFE, plan and execute Adapt 5G virtual conference, developing communication plan and launching panel capability; (4) completing wired and wireless IP V&C supporting customer pre-production and early production milestones, staying on track for various Versal Premium and RFSOC DFE projects, successfully bringing up deliverables for various panels projects and delivering specified demo for inter-governmental agency project; and (5) improving teamwork by installing Task Force Team to focus on: Communication, Work from Home, Manager Effectiveness Survey and organization processes, articulating clear business goals and objectives, creating a cross-functional New Business Enablement Team to support the implementation of new operational processes required for new businesses in DCG, WWG and Core Markets Group.

(9)Represents the actual cash incentive paid to Mr. Raje for the first half of fiscal 2021 based on achievement against his specific individual performance goals. For the first half of fiscal 2021, Mr. Raje earned 135% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and operating margin goals, achieving annual operating plan gross margin improvement actions from pricing/GMF actions and GOQ to achieve cost reduction roadmap objective, refreshing TAM/SAM/SOM analysis and establishing financial target model leading to five-year strategic plan for Analyst Day, defining requirements to develop unified revenue/demand planning process and system that takes input from selected sources to deliver a rolling multi-quarter consensus forecast and meeting or exceeding revenue targets for first and second quarters; (2) enhancing DCG sales pipeline by identifying a specified number of new opportunities at the hyperscale customer accounts, achieving sales and product related goals that enable hyperscale accounts to procure Alveo boards, achieving a specified number of PoCs with Alveo that could help with revenue in second half; (3) executing various DCG PORs to targeted customers with certain milestones achieved, completing various project objectives for specific customers including certain milestones achieved; (4) executing marketing plan, including meeting specific milestones for various Turnkey Alveo solutions, completing various financial plans for both revenue and margin for several products, exceeding our growth goals for our ISV ecosystem by providing high-quality solutions on Alveo and SMartSSD and delivering prominent DCG “real time computing” presence and showcasing solution readiness within strategic communities; and (5) improving teamwork by identifying cross-functional collaboration gaps and challenges adopting best practices to improve effectiveness of e-staff to be assessed after both the first and second quarters, refining business continuity plan and adjusting necessary processes/program plans to account for first half COVID adjustments and meeting various other goals established to facilitate teamwork, organizational excellence and cohesiveness and expanding leader communication efforts to drive engagement.

(10)Represents the actual cash incentive paid to Mr. Raje for the second half of fiscal 2021 based on achievement against his specific individual performance goals. For the second half of fiscal 2021, Mr. Raje earned 115% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and EPS goals, completing the FY22 and five-year annual operating plan; (2) enhancing DCG sales pipeline by identifying a specified number of new opportunities in hyperscalers moving multiple customers to propose, build and deployment stages, FaaS deployments to general availability and private preview, improving Pipeline management with two opportunities in qualify stage, two sockets to propose stage and one new custom silicon proposal to qualify stage and one to propose stage; (3) in marketing, completing various financial plans for both revenue and margin for several products, exceeding our growth goals for our ISV ecosystem by providing high-quality solutions and delivering prominent DCG “real time computing” presence and showcasing solution readiness within strategic communities; (4) delivering targeted DCG compute, networking, storage, and horizontal releases; and (5) improving teamwork with joint Engineering and Marketing goals with Repeatable Product Planning and Product Roadmap Communication Processes, reinforce DCG desired culture and leadership effectiveness and create a cross-functional New Business Enablement team to support the implementation of new operational processes required to cultivate new business opportunities.

(11)Represents the actual cash incentive paid to Mr. Boppana for the first half of fiscal 2021 based on achievement against his specific individual performance goals. For the first half of fiscal 2021, Mr. Boppana earned 130% of his target annual cash incentive attributable to the Individual

Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and operating margin goals, achieving annual operating plan gross margin improvement actions from pricing/GMF actions and GOQ to achieve cost reduction roadmap objective, refreshing TAM/SAM/SOM analytics; (2) driving innovation, ease-of-use/expand user base, agility, productivity vectors to meet specific milestones, including the definition of improved product planning process, by designated dates within fiscal year; (3) extending product leadership with 16 nm and AI program execution, including a key product demo to inter-governmental agency and meeting various production milestones and launching AI services; (4) driving Versal program success by meeting various hardware and software product release dates and pre-established customer success goals; and (5) improving teamwork by identifying best practices to improve effectiveness of e-staff, refining business continuity plan and adjusting necessary processes/program plans to account for first half COVID adjustments (including creating functional essential business operations plans and establishing/deploying/customizing return-to-office functional plans), and driving employee learning and engagement by two learnings initiatives.

(12)Represents the actual cash incentive paid to Mr. Boppana for the second half of fiscal 2021 based on achievement against his specific individual performance goals. For the second half of fiscal 2021, Mr. Boppana earned 130% of his target annual cash incentive attributable to the Individual Performance Component based on achievement of certain goals relating to: (1) driving corporate financial growth by achieving revenue, gross margin, operating expense and EPS goals, completing the FY22 and five-year annual operating plan; (2) driving innovation, ease-of-use/expand user base, agility, productivity vectors to meet specific milestones, including execution of improved product planning process; (3) extending product leadership with 16 nm and AI program execution, including planned tapeout and production milestones and AI releases; (4) driving Versal program success by meeting various hardware and software and product release dates and pre-established customer success goals; and (5) developing organization by meeting AMD integration planning goals, delivering CPG Learning Council goals and meeting pre-established CPG-level workforce development goals.

Long-Term Equity Incentive Compensation
The Compensation Committee regularly monitors the environment in which we operate and reviews and makes changes to our long-term equity incentive compensation program as necessary to help us meet our goals, including generating long-term stockholder value and attracting, motivating and retaining talent. For fiscal 2021, as was the case in fiscal 2020, the Committee granted a mix of performance-based and time-based RSUs to our executive officers. In consultation with Compensia, the Committee increased the proportion of equity awards represented by time-based RSUs, compared to performance-based RSUs, due to the economic and political uncertainties that existed when the awards were approved. Specifically, the mix consisted of 50% performance-based RSUs and 50% time-based RSUs for our Chief Executive Officer (compared with 70% and 30%, respectively, last year) and 20% performance-based RSUs and 80% time-based RSUs for our other executive officers (compared with 60% and 40%, respectively, last year), with the exception of Mr. Hill’s award, which was granted in connection with his hiring and consists entirely of time-based RSUs. While the Committee believes that performance-based RSUs are an important means of aligning pay with performance, it also believes that time-based RSUs serve as a retention tool while still aligning the interests of our executive officers with the interests of our stockholders. In general, we prefer to grant our executive officers RSUs rather than stock options, as the higher value of RSU awards allows us to issue fewer shares of our common stock, thereby reducing dilution to our stockholders.
The total value of each RSU award granted to our executive officers during the Focal Review Period (including the value of performance-based RSUs at target) was determined by the Compensation Committee based on an evaluation of corporate and individual performance, internal parity for executive officers at certain levels, a review of compensation peer group data, the pay mix between cash and equity compensation, the Committee’s assessment of the retention value of existing and new equity awards and the recommendations of our Chief Executive Officer (except with respect to his own equity award). The awards granted to our named executive officers for fiscal 2021 were positioned between the 50th and 75th percentiles relative to awards granted by our peer group companies to officers in comparable positions. This represented an increase over the previous year in relation to awards granted by peer group companies, which was intended to balance the Committee’s decision not to increase salaries for our named executive officers for fiscal 2021 as a result of the economic uncertainties that were present at the time. Our Chief Executive Officer received the largest target RSU award based on his overall responsibility for our performance and success. Further differentiation was made among our executive officers based on the Committee’s review of the competitive market data for the compensation peer group for their respective positions and its assessment of each individual’s potential future contributions to the Company.

Focal Review Equity Awards
In May 2020, the Compensation Committee established the total award value of the RSU awards granted to each our executive officers (other than Mr. Hill) for fiscal 2021, in consultation with Compensia, with the value of performance-based RSUs reflecting performance at target. The number of units subject to each award, including performance-based RSUs reflecting target performance, was to be determined based on the tentative total grant value divided by the average closing price of our common stock as reported on the Nasdaq Stock Market during the three-month period starting on April 1, 2020 and ending on June 30, 2020, rounded up to the nearest 500 units. Mr. Hill was granted a special time-based award in connection with his joining the Company as Chief Financial Officer in April 2020, as described below under “Fiscal 2021 Time-Based RSU Awards,” and thus was not included in the awards granted to our named executive officers in May 2020. For fiscal 2021, the tentative total award value of the performance-based RSU awards at target and time-based RSU awards granted effective July 10, 2020 for each of our named executive officers was as follows:

Named Executive Officer Fiscal 2021 Tentative Total RSU Share Amounts

Named Executive Officer	Tentative Total Award Value ($)	Tentative Total Share Amount (1)
Victor Peng	11,000,000	124,500
William Madden	3,500,000	39,500
Salil Raje	3,500,000	39,500
Vamsi Boppana	3,000,000	34,000

(1)	Based on an average closing price of our common stock of $88.69 per share over the three-month period beginning on April 1, 2020 and ending on June 30, 2020. Mr. Peng’s award consisted of both performance-based awards, which made up 50% of his award (based on achievement of performance goals at 100% of target), and time-based awards, which made up 50% of his award. The awards for the other named executive officers consisted of both performance-based awards, which made up 20% of each award (based on achievement of performance goals at 100% of target), and time-based awards, which made up 80% of each award. The amount of each time-based award is shown in the table below titled “Named Executive Officer Fiscal 2021 Time-Based RSU Awards.” The target value of each performance-based award, as well as the final value determined on the basis of actual performance, is shown in the table below titled “Named Executive Officer Fiscal 2021 Performance-Based RSU Awards.”
Fiscal 2021 Time-Based RSU Awards
In May 2020, the Compensation Committee approved the grant of time-based RSU awards to our executive officers, effective July 10, 2020, except in the case of Mr. Hill, who, upon joining the Company, was granted a time-based RSU award effective May 11, 2020. The following table sets forth the number of units that may be settled for shares of our common stock awarded to each of our named executive officers in fiscal 2021 with respect to their time-based RSU awards based on the above criteria:
Named Executive Officer Fiscal 2021 Time-Based RSU Awards

Named Executive Officer	Shares Subject to Time-Based RSU Award (1)
Victor Peng	62,250
Brice Hill	60,310
William Madden	31,600
Salil Raje	31,600
Vamsi Boppana	27,200

(1)	Represents 50% of the tentative total share amount shown for Mr. Peng, 100% of the tentative total share amount shown for Mr. Hill and 80% of the tentative total share amount shown for each of the other named executive officers in the table above titled “Named Executive Officer Fiscal 2021 Tentative Total RSU Share Amounts.”
These RSU awards vest in four equal annual installments, the first of which occurs on the first anniversary of the effective date of the grant, subject to the officer’s continuous service over the vesting period. Upon vesting, they are settled for shares of our common stock. Our executive officers are required to retain 45% of the shares of our common stock issued in settlement of these RSU awards until their respective stock ownership requirements are satisfied.
Fiscal 2021 Performance-Based RSU Awards
In May 2020, the Compensation Committee also approved grants of performance-based RSU awards to our executive officers, other than Mr. Hill, effective July 10, 2020. The units subject to the performance-based RSU awards were to be earned based on our achievement of pre-established financial and operational goals over a one-year performance period corresponding with our 2021 fiscal year. The number of earned units could increase with over-achievement of the applicable performance goals, to an aggregate maximum of 175% of the target number of units subject to the awards, or could decrease for under-achievement of the performance goals, with the possibility of no units being earned. Once the number of earned units is determined, they vest in three equal annual installments for periods ending on the first three anniversaries of July 10, 2020, subject to the named executive officer’s continuous service over the vesting period, provided that in the event of the executive officer’s death, the portion of the earned units, if any (or the target number of units if the Committee has not yet determined the number of earned units) that would vest on the next scheduled vesting date will vest as of the date of the executive officer’s death. Upon vesting, the units are settled for shares of our common stock.
For purposes of the Fiscal 2021 Performance-Based RSU Awards, “earned units” meant, subject to any modifications determined by the Compensation Committee as described below, a number of units (not to exceed the maximum number of RSUs) equal to the product of the target number of RSUs and a “Performance Multiplier” based on the sum of the following performance components (subject to any modifications determined by the Compensation Committee as described above):
•The new product revenue metric, weighted at 25% (the New Product Revenue Metric);
•The EBITDA metric, weighted at 25% (the EBITDA Metric); and
•The strategic initiatives and product execution metric, weighted at 50% (the Strategic Initiatives and Product Execution Metric).
For fiscal 2021, in consultation with the compensation consultant, the Compensation Committee eliminated the component relating to overall revenue, based on its view that overall revenue is adequately covered as a performance target due to its inclusion in the 2021 Incentive Plan. In addition, in light of the economic uncertainty resulting from the COVID-19 pandemic and the general political climate at the time, the Committee assigned greater weight to the Strategic Initiatives and Product Execution Metric, with the goal of rewarding management for execution on our product roadmap and mitigating the impact of unpredictable market factors on performance incentives.
Each of the performance factors was to be expressed as a ratio equal to the weighting of the applicable metric multiplied by the appropriate metric multiplier determined as follows:
New Product Revenue Metric. The New Product Revenue Metric was designed to measure and reward achievement of certain levels of gross revenue of the Company from new products for the performance period, including revenue from Spartan7 (28nm), Ultrascale (20nm), Ultrascale Plus (16 nm), Versal (7nm) and XBB (Alveo, Solarflare, SoM boards). The New Product Revenue Metric was selected as a metric because of the importance of these products to our overall technology and product strategy.
The New Product Revenue Metric was subject to a revenue threshold requirement and a multiplier that increased to a maximum of 2.00 depending on the revenue attainment for our identified new products for fiscal 2021. For fiscal 2021, the New Product Revenue Metric threshold was $744 million, at which point the payout multiplier was 0.05, with any product revenue level below this threshold resulting in a payout multiplier of 0.00. At the target product revenue level of at least $1.220 million but less than $1.385 million, the New Product Revenue Metric payout multiplier was 1.00. Then, at product revenue of $1.745 million or above, the New Product Revenue Metric multiplier was 2.00. In fiscal 2021, we achieved our threshold of $744 million in gross revenue for the New Product Revenue Metric, and thus the multiplier for the New Product Revenue Metric was 1.30.
EBITDA Metric. The EBITDA Metric was designed to measure and reward improvement in the growth of the Company’s earnings before interest, taxes, depreciation and amortization for the performance period. The EBITDA Metric was selected as a metric because it was considered an efficient way to measure the Company’s operating performance.
The EBITDA Metric was subject to a threshold requirement and a multiplier that increased to a maximum of 2.00 depending on our EBITDA score for fiscal 2021. For fiscal 2021, the EBITDA Metric threshold was $355 million, at which point the payout multiplier was 0.05, with any EBITDA level below this threshold resulting in a payout multiplier of 0.00. At the target EBITDA level of at least $735 million but less than $840 million, the EBITDA Metric payout multiplier was 1.00. Then, at EBITDA of $1,110 million or above, the EBITDA Metric multiplier was 2.00. In fiscal 2021, we achieved our threshold EBITDA level, and thus the multiplier for the EBITDA Metric was 1.60.

Strategic Initiatives and Product Execution Metric. The Strategic Initiatives and Product Execution Metric was designed to measure and reward our execution towards our five-year strategic goals in four distinct categories: the data center group, the core markets group, the wired and wireless group and the product and operational groups. These categories were equally weighted. For the data center group category, this involved achieving key strategic wins in each segment, meeting engineering objectives including setting up a custom chip framework and certain productivity improvements, achieving marketing initiatives with OEMs and growing the leadership team and improving employee engagement and R&D productivity. For the core markets category, this involved growing revenue and modernizing our sales and business intelligence, meeting certain engineering safety and security goals, ensuring readiness of our Versal platform and developing marketing initiatives for strategic auto DW, strategic DW and our Edge portfolio. For the wired and wireless group category, this involved enhancing sales initiatives for the panel business, ASAP custom devices, Versal ACAP (wireless) and wired products, achieving specific engineering and marketing goals for the panel business, ASAP custom devices, wired products and Versal ACAP (wireless) – engineering and ORAN (wireless) – marketing and devoting resources to the panel business readiness. For the product and operational groups category, this involved achieving silicon leadership goals, Versal success, achieving AI/ML leadership in platforms and software, undertaking marketing efforts to increase accessibility and expand the user base, particularly for Versal, improving operations and quality by driving cost reductions and gross margins, achieving greater supply chain resiliency and undertaking initiatives to drive organizational efficiency, transformation and productivity and supporting our corporate-wide ESG efforts and activities.
At the end of the fiscal year, we evaluated the Company’s performance in each category according to a scale that reflected the targeted outcome and the range of outcomes we considered achievable and assigned a numeric score based on this evaluation. The Strategic Initiatives and Product Execution Metric was subject to a threshold score requirement and a multiplier that increased to a maximum of 1.50 depending on the level of achievement of the desired outcomes for fiscal 2021. For fiscal 2021, the Strategic Initiatives and Product Execution Metric threshold score was 40 points, at which point the payout multiplier was 0.50, with any score below this threshold resulting in a payout multiplier of 0.00. At the target score of at least 80 points but less than 88 points, the Strategic Initiatives and Product Execution Metric payout multiplier was 1.00. Then, at any score greater than 112 points, the Strategic Initiatives and Product Execution Metric multiplier was 1.50. For fiscal 2021, we achieved a score of 80 for the Strategic Initiatives and Product Execution Metric, and thus the multiplier for this component was 1.00.
The long-term incentive compensation framework as described above is illustrated in the following chart:
The following table sets forth the long-term incentive compensation performance goals, their percentage weightings and achievements, and the total multiplier for fiscal 2021, based on the performance levels achieved during the fiscal year:

Long-Term Equity Incentive Performance Goals for Fiscal 2021

Metric	Weight	Achievement	Multiplier
New Product Revenue	25%	$1,468 million	1.30
EBITDA	25%	$999 million	1.60
Strategic Initiatives and Product Execution	50%	80	1.00
Total	100%		1.225

The Compensation Committee determined the number of earned RSUs under the Fiscal 2021 Performance-Based RSU Awards by taking into account both the pre-established objective performance metrics and the Committee’s evaluation of such subjective considerations, if any, deemed appropriate by the Committee. As described above, the objective performance metrics were to be applied to determine the Performance Multiplier. In determining the terms of the Performance-Based RSU Awards, the Committee retained discretion to modify the Performance Multiplier or any of the individual performance metrics in response to extenuating or unanticipated circumstances such as those stemming from the COVID-19 pandemic. Ultimately, however, in determining the results under the 2021 Incentive Plan, the Compensation Committee did not exercise discretion to adjust any performance multiplier and/or the objective performance metrics underlying the performance multipliers.
The following table sets forth the target and actual number of shares of common stock awarded to each of our named executive officers in fiscal 2021 with respect to their performance-based RSU awards, based on the considerations described above:
Named Executive Officer Fiscal 2021 Performance-Based RSU Awards

Name	Shares Subject to Performance-Based RSU Award (Target) (1)	Shares Subject to Performance-Based RSU Award (Actual) (2)	Actual Value at Fiscal Year-End (3)
Victor Peng	62,250	76,256	$9,901,842
Brice Hill (4)	N/A	N/A	N/A
William Madden	7,900	9,677	$1,256,558
Salil Raje	7,900	9,677	$1,256,558
Vamsi Boppana	6,800	8,330	$1,081,651

(1)	This column represents the number of shares of common stock subject to the performance-based RSU awards for fiscal 2021 based on achievement of the performance goals at 100% of target. The amount shown for Mr. Peng represents 50% of the amount shown for Mr. Peng in the table above titled “Named Executive Officer Fiscal 2021 Tentative Total RSU Share Amounts,” and the amount shown for each of the other named executive officers, other than Mr. Hill, represents 20% of the amount shown for such named executive officer in that table. Actual earned shares for fiscal 2021 may range from 0% to 175% of target depending on the level of performance.

(2)	This column represents the actual number of shares of our common stock subject to each award earned, based on an adjusted multiplier for performance achievement of 1.225.
(3)	This column represents the value of the shares subject to each award at April 1, 2021, the last trading day of our fiscal year, based on the closing price of our common stock of $129.85 per share.
(4)	Mr. Hill did not receive a performance-based RSU in fiscal 2021. Upon joining the Company in April 2020, Mr. Hill was granted a time-based RSU award effective May 11, 2020.
The earned shares under the performance-based RSU awards vest in three equal annual installments for periods ending on the first three anniversaries of July 10, 2020, subject to the named executive officer’s continuous service over the vesting period. Our executive officers are required to retain 45% of the shares of our common stock issued in settlement of these performance-based RSU awards until their respective stock ownership requirements are satisfied.
Generally Available Benefit Plans
We maintain generally available benefit programs in which our executive officers may participate. Under our employee stock purchase plan, employees are able to purchase shares of our common stock at a discounted price. We also maintain a tax-

qualified 401(k) plan for employees in the U.S., which provides for broad-based employee participation. Under the 401(k) plan, we match up to 50% of an employee’s first 8% of compensation that the employee contributes to his or her 401(k) account, up to a maximum per calendar year of $4,500 per employee. We also provide a “true-up” for participants who did not receive their maximum matching contribution during a 401(k) plan year as a result of meeting their contribution limits early in the year. We make matching contributions to help attract and retain employees, and to provide an additional incentive for our employees to save for their retirement in a tax-favored manner. We do not maintain any guaranteed pension plan or other defined benefit plan.
We also offer a number of other benefits to our executive officers pursuant to benefits programs that provide for broad-based employee participation, which includes medical, dental and vision insurance, disability insurance, various other insurance programs, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits. The terms of these benefits are essentially the same for all eligible employees.
Deferred Compensation Plan
We maintain an unfunded, nonqualified deferred compensation plan which allows eligible participants, including our executive officers and members of our Board of Directors, to voluntarily defer receipt of a portion or all of their base salary, annual cash incentive payment or director fees, as the case may be, until the date or dates elected by the participants, thereby allowing the participating employees and directors to defer taxation on such amounts. For more information about this plan, see the section below entitled “Nonqualified Deferred Compensation Plan.” We do not maintain a supplemental executive retirement plan (SERP) or similar defined benefit deferred compensation plan for any of our employees.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or other personal benefits to our executive officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective and for recruitment and retention purposes.
Consistent with our compensation philosophy, we intend to continue to maintain market-competitive benefits for all employees, including our executive officers, provided that the Compensation Committee may revise, amend or augment an executive officer’s perquisites or other personal benefits if it deems it advisable in order to remain competitive with comparable companies or retain an individual whose services are critical to us. We believe the benefits we offer are currently at competitive levels with comparable companies.
Employment and Change of Control Severance Arrangements
We have entered into an employment agreement with Mr. Peng, our CEO. This agreement governs the terms of his compensation and, in addition, provides for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment in connection with a change in control of the Company. The terms of Mr. Peng’s employment agreement are discussed in greater detail below in the section entitled “Potential Payments upon Termination or Change in Control.”
In filling each of our executive positions, we have recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we have been sensitive to the need to integrate new executive officers into the executive compensation structure that we have developed, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
We have approved post-employment compensation arrangements for each of our executive officers in the event of a change of control. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers whose employment terminates under certain circumstances following a change of control.
Under our post-employment compensation arrangements with our CEO and our other executive officers, payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent qualifying loss of employment by a named executive officer (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We believe that these arrangements are designed to offer compensation packages that are competitive and to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Historically, we have avoided the use of excise tax reimbursements (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers. Consistent with our historical practice, we intend to continue to refrain from providing excise tax payments relating to a change in control of the Company.
For a description of the vesting acceleration arrangements for Mr. Hill’s equity awards in the event that we terminate his employment without cause or he resigns under circumstances that constitute a constructive termination, in either case after the consummation of a change in control of the Company that occurs before the second anniversary of his starting date, see “Executive Summary – Fiscal 2021 Compensation Highlights – Compensation Arrangements with Mr. Hill” above.
For detailed descriptions of the post-employment compensation arrangements we maintained with our named executive officers for fiscal 2021, as well as an estimate of the potential payments and benefits payable under these arrangements, see the section below entitled “Potential Payments upon Termination or Change in Control.”
Equity Award Grant Guidelines
We have adopted written procedures for the grant of equity awards. With respect to grants to executive officers and other employees, the Compensation Committee reserves the authority to make grants at such time and with such terms as it deems appropriate in its discretion, subject to the terms of our 2007 Equity Plan. The 2007 Equity Plan requires that all awards be subject to either time-based vesting (with no portion of the award vesting earlier than one year after the date of grant) or performance-based vesting. Generally, grants of equity awards are made to our executive officers based on and in connection with the annual review during the Focal Review Period.
The Compensation Committee determines individual grants to each executive officer based on a variety of factors that it determines to be relevant and appropriate at the time of grant. These factors typically have included the executive officer’s job performance, skill set, prior experience and time in the position, as well as external market data, internal equity, the size and value of the individual’s unvested equity awards, the desire to attract and retain talent, dilutive effect of grant size and business conditions. The Committee also periodically grants equity awards for new hires and promotions.
We have not granted, nor do we intend to grant in the future, equity awards to executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend to time in the future, the release of material non-public information based on equity grant dates. In any event, because equity compensation awards typically vest over three or four-year periods, the effect of any immediate increase in the price of our common stock following grant is minimal.
Our Board of Directors has delegated to our Chief Executive Officer and Chief Financial Officer limited authority to approve equity award grants to non-officer employees pursuant to the terms of the 2007 Equity Plan, subject to pre-determined guidelines. The Compensation Committee is responsible for determining and granting all equity awards to executive officers.
Other Compensation Policies
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers to align more closely their interests with those of our stockholders. Under these guidelines:
•our Chief Executive Officer is required to own shares of our stock having a value of at least $4.5 million;
•executive vice presidents are required to own shares of our common stock having a value of at least $1.0 million; and
•senior vice presidents who are executive officers for purposes of Section 16 of the Exchange Act are required to own shares of our common stock having a value of at least $750,000.
All such executive officers must retain 45% of the shares issued in settlement of their RSU awards until their respective stock ownership requirements are met. To date, of our named executive officers, Messrs. Boppana, Peng, Madden, and Raje have satisfied the applicable stock ownership guidelines, and Mr. Hill has not yet satisfied the applicable guidelines.
Clawback Policy
The Board has adopted a policy for seeking the return (clawback) from our executive officers of compensation to the extent such amounts were paid due to financial results that later had to be restated, subject to the terms described below. The policy provides that to the extent the Board (or any committee thereof) and the Company determine appropriate, we may require reimbursement of all or a portion of any bonus, incentive payment, commission, equity-based award or other compensation granted to and received by or for an executive officer beginning in fiscal 2009, where:
•the compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of financial statements filed with the SEC;
•the Board (or a committee thereof) determines that the executive officer engaged in intentional misconduct that was directly responsible for the substantial restatement; and
•a reduced amount of compensation would have been paid to the executive officer based upon the restated financial results.
We intend for such policy to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to the recovery of executive compensation once the SEC adopts final rules implementing this provision.
Policy Against Hedging and Pledging Transactions
All employees, including our executive officers, as well as all directors, are subject to our Insider Trading Policy. Our Insider Trading Policy prohibits any employee or director from hedging, engaging in short sales, participating in exchange funds or entering into any transaction, investment or arrangement that is intended or may be expected to increase in value if the market value of our common stock falls (such as buying “put” options). In addition, our Insider Trading Policy prohibits any employee, including any executive officer, from holding shares of our common stock in a margin account or pledging shares of our common stock.
Trading Plans
We have a corporate policy regarding Exchange Act Rule 10b5-1 trading plans, pursuant to which key terms of the 10b5-1 trading plans adopted by any of our executive officers or members of the Board are disclosed on our website at www.investor.xilinx.com.
Tax and Accounting Treatment of Compensation
Deductibility of Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for public corporations with respect to remuneration in excess of $1 million paid in any fiscal year to “covered employees.” Under Section 162(m), “covered employees” are any individuals who served as the principal executive officer or principal financial officer at any time during the taxable year, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to stockholders under the Exchange Act in any taxable year, and each person who was a covered employee for any taxable year beginning after December 31, 2016.
Prior to the effectiveness of the Tax Cuts and Jobs Act, the limitation on deductibility pursuant to Section 162(m) did not apply to compensation that qualified under applicable regulations as “performance-based compensation.” Under the Tax Cuts and Jobs Act, the performance-based compensation exception to Section 162(m) was repealed, effective for tax years beginning after December 31, 2017. Accordingly, commencing with our fiscal year ended March 30, 2019, compensation to our covered employees in excess of $1 million is generally not deductible. Remuneration in excess of $1 million will remain exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date. Also, all remuneration paid to our principal financial officer pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date is exempt from the deduction limitation of Section 162(m). Because of the technical nature of the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) actually was or will ultimately be deductible.
In designing our executive compensation program and determining the compensation of our executive officers, the Compensation Committee considers a variety of factors, including the possibility that certain forms of compensation may be deductible for tax purposes. However, interpretations of and changes in the tax law and other factors beyond the Committee’s control also affect the deductibility of compensation.
To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. From time to time, the Committee may approve compensation for our named executive officers that is not deductible when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.
Accounting Considerations
We account for the equity awards granted to our employees, including executive officers, and the non-employee members of our Board of Directors in accordance with FASB ASC Topic 718, which requires us to estimate and record expense for each award of equity compensation over the service period of the award.
Compensation-Related Risks
The Compensation Committee considers potential risks when reviewing and approving our executive and general employee compensation programs. The Committee, in cooperation with management, has reviewed our existing compensation programs and believes that the mix and design of the elements of such programs does not encourage management to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. Our programs have been balanced to focus on both short-term and long-term financial and operational performance through prudent business judgment and appropriate, measured risk-taking.
Our annual cash incentive plans are designed to reward financial and operational performance in areas we consider critical to our short-term and long-term success. The annual cash incentive plan for our executive officers is based on a combination of corporate financial performance and individual strategic and operational goals. The financial performance component is based on multiple financial metrics that counterbalance each other, decreasing the likelihood that our executive officers will pursue any one metric to the detriment of overall financial performance. The Operating Margin Component is designed to reward improvements in our operating profit, and the Total Revenue Component is designed to measure and reward increases in our revenue. These metrics limit the likelihood that an executive officer may be rewarded for taking excessive risk on our behalf by, for example, seeking revenue-enhancing opportunities at the expense of profitability. In addition, there are caps on annual cash incentive payments in all the components of the annual cash incentive plan; for fiscal 2021, the Operating Margin Component and Total Revenue Component multipliers were each capped at 2.00, and the Individual Performance Component multiplier was capped at 1.50. These limitations and caps eliminate the risk of compensation windfalls resulting from uncapped annual cash incentives.
The individual strategic and operational goals established at the beginning of the fiscal year for our Chief Executive Officer are reviewed and discussed with our Board of Directors and approved by the Compensation Committee, and the individual strategic and operational goals established at the beginning of the fiscal year for each of our other executive officers are reviewed and discussed with the Committee and approved by our CEO.
Further, annual cash incentive payments for our executive officers are approved by the Compensation Committee. This multi-layer approval process in the goal-setting and payment approval process reduces the risk of improper awards.
The annual cash incentive plan for employees other than executive officers is based on our corporate financial performance of operating profit margin only. This measure is intended to align the interests of participating employees with enhancement of profitability. For each period, participating employees establish individual goals that support key company objectives and are assigned a bonus multiplier. They earn cash awards from the available incentive pool based on the extent of their goal achievement and the applicable multipliers for financial and individual performance. Individual bonus award opportunities are expressed as a percentage of an employee’s eligible earnings (ranging from 8% up to 30% of eligible earnings), and payments are capped at 150% of the employee’s bonus target for the applicable performance period. The modest size of the potential bonuses, the fact that bonuses are funded solely by actual financial performance and the overall cap eliminate the risk of compensation windfalls resulting from uncapped annual cash incentives.
Our equity incentive program is designed to promote long-term performance. During fiscal 2021, our equity incentive program contained a mix of time-based RSU awards and performance-based RSU awards. Time-based RSU awards vest annually over a four-year vesting period. Performance-based RSU awards granted to our executive officers are earned over a one-year performance period, and the earned shares then vest in three equal annual installments, beginning on the first anniversary of the grant date.
We have also adopted stock ownership guidelines that further align the interests of our executive officers and stockholders and promote long-term focus on our growth since these guidelines ensure that our executive officers retain the downside risk of stock ownership for an extended period of time. Therefore, the Compensation Committee believes that our equity incentive program does not encourage unnecessary or excessive risk taking by our executive officers since their equity awards are subject to long-term vesting schedules and the ultimate value of the awards is tied to the changes in value of our common stock. The stock ownership guidelines combined with our long-term vesting schedules help to ensure that our executive officers and other employees have significant value tied to long-term stock price performance.

Our Board of Directors has also adopted a clawback policy (as described above) whereby we may seek a return from our executive officers of compensation to the extent such compensation was paid due to financial results that later had to be restated.
We have also adopted corporate policies to encourage diligence, prudent decision-making and oversight during the goal-setting and review process. The processes that are in place to manage and control risk include the following:
•The Compensation Committee approves the payment scales for the Operating Margin Component and Total Revenue Component under the annual cash incentive plan.
•The Compensation Committee sets the financial metrics at reasonable levels in light of past performance and market conditions.
•Payments under the annual cash incentive plan for our executive officers are subject to approval of the Compensation Committee.
•The Compensation Committee approves the performance metrics and multipliers for the long-term equity incentive compensation plan.
•The Compensation Committee retains discretion in administering all awards and in determining performance achievement.
We also have implemented a number of controls such as our Code of Conduct, our clawback policy and quarterly sub-certification process for all executive officers in order to mitigate the risk of unethical behavior.

Summary Compensation Table
The following table provides compensation information for the named executive officers:

Name and Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Victor Peng (6) President and Chief Executive Officer	2021	950,000		11,918,915	1,727,813	4,500	14,601,228
	2020	887,500		9,324,173	1,005,141	5,438	11,222,252
	2019	700,000		4,181,520	1,703,625	4,662	6,589,807
Brice Hill (7) Executive Vice President and Chief Financial Officer	2021	537,660	350,000	4,985,989	622,963	5,167	6,501,779

William Madden Executive Vice President and General Manager, Wired and Wireless Group	2021	525,000		3,772,608	573,563	6,000	4,877,171
	2020	508,750		2,458,254	383,538	6,488	3,357,030
	2019	445,000		1,471,570	699,688	4,950	2,621,208
Salil Raje (6) Executive Vice President and General Manager, Data Center Group	2021	525,000		3,772,608	584,063	4,500	4,886,171
	2020	508,750		2,458,254	383,538	5,708	3,356,250
	2019	445,000		1,471,570	699,688	5,829	2,622,087
Vamsi Boppana (8) Senior Vice President, Central Products Group	2021	440,000		3,247,308	398,640	—	4,085,948
	2020	432,500		1,486,386	263,220	—	2,182,106
(1)Amounts shown reflect salaries earned in the applicable fiscal year. This column includes the portion of salary deferred at the respective named executive officer’s election under the Company’s 401(k) Plan and/or nonqualified deferred compensation plan, as applicable.
(2)Represents a sign-on bonus paid to Mr. Hill when he joined the Company in April 2020.
(3)Amounts shown reflect the grant date fair value for stock awards as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on May 14, 2021. These compensation costs as they relate to stock awards reflect costs associated with stock awards granted in fiscal 2021. For fiscal 2021, this includes the following numbers of performance-based RSUs based on achievement at 100% of target level performance: Mr. Peng, 62,250 shares; Messrs. Madden and Raje, 7,900 shares each; and Mr. Boppana, 6,800 shares. The maximum number of performance-based RSUs that could be earned by these named executive officers based on achievement at 175% of target level performance is as follows: Mr. Peng, 108,938 shares; Messrs. Madden and Raje, 13,825 shares each; and Mr. Boppana, 11,900 shares. The amounts shown for fiscal 2021 also include RSUs subject only to time-based vesting, in the amounts of 62,250 shares granted to Mr. Peng, 60,310 shares granted to Mr. Hill, 31,600 shares granted to each of Messrs. Madden and Raje, and 27,200 shares granted to Mr. Boppana.
(4)This column includes cash bonuses under the Executive Incentive Plan, including the portion of cash incentive bonus deferred at the respective named executive officer’s election under the Company’s 401(k) Plan and/or nonqualified deferred compensation plan, as applicable. See the section above entitled “Annual Cash Incentive Compensation” for additional details about the Executive Incentive Plan.
(5)Except as otherwise noted, amounts in this column for fiscal 2021 represent the Company’s 401(k) matching contributions. The amount shown for Messrs. Hill and Madden for fiscal 2021 also includes a $1,500 matching charitable contribution made on each individual’s behalf.
(6)The named executive officer participates in the Company’s nonqualified deferred compensation plan. For more information about this plan see the section below entitled “Nonqualified Deferred Compensation Plan.”
(7)Mr. Hill joined the Company as Executive Vice President and Chief Financial Officer in April 2020.
(8)Mr. Boppana became a named executive officer in fiscal 2020.

Grants of Plan-Based Awards for Fiscal Year 2021
The following table provides information on equity and non-equity awards granted to our named executive officers during fiscal 2021:

	Type		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor Peng	EIP	—	5/12/20	17,813	1,425,000	2,565,000	—	—	—	—	—
	RSU	7/10/20	5/12/20	—	—	—	778	62,250	108,938	—	5,982,823
	RSU	7/10/20	5/12/20	—	—	—	—	—	—	62,250	5,936,093
Brice Hill	EIP	—	5/12/20	6,721	537,660	967,789	—	—	—	—	—
	RSU	5/11/20	5/12/20	—	—	—	—	—	—	60,310	4,985,989
William Madden	EIP	—	5/12/20	6,563	525,000	945,001	—	—	—	—	—
	RSU	7/10/20	5/12/20	—	—	—	99	7,900	13,825	—	759,266
	RSU	7/10/20	5/12/20	—	—	—	—	—	—	31,600	3,013,342
Salil Raje	EIP	—	5/12/20	6,563	525,000	945,001	—	—	—	—	—
	RSU	7/10/20	5/12/20	—	—	—	99	7,900	13,825	—	759,266
	RSU	7/10/20	5/12/20	—	—	—	—	—	—	31,600	3,013,342
Vamsi Boppana	EIP	—	5/12/20	4,400	352,000	633,600	—	—	—	—	—
	RSU	7/10/20	5/12/20	—	—	—	85	6,800	11,900	—	653,545
	RSU	7/10/20	5/12/20	—	—	—	—	—	—	27,200	2,593,763
(1)Actual payouts have been made under the 2021 Incentive Plan, as disclosed in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
(2)Represents performance-based RSU awards granted in fiscal 2021, which became earned based on performance in fiscal 2021. These columns show the number of performance-based RSU awards that may become earned at threshold, target, and maximum levels of performance. The awards were granted under our 2007 Equity Plan. After the final performance-based share amounts are determined, these RSUs vest at the rate of 1/3 of the shares on each anniversary of the grant date.
(3)The awards were granted under our 2007 Equity Plan. Represents time-based RSUs that vest at the rate of 1/4 of the shares on each anniversary of the grant date.
(4)Amounts in this column represent the grant date fair value of RSUs granted in fiscal 2021 calculated in accordance with FASB ASC Topic 718, with performance-based RSUs valued at the grant date based upon the probable outcome of performance conditions, excluding the effect of estimated forfeitures. The assumptions used to calculate the value of the awards are set forth in Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on May 14, 2021.

Outstanding Equity Awards at Fiscal Year End 2021
The following table provides information on outstanding RSUs held by the named executive officers as of April 3, 2021:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (1) (#)		Market Value of Shares or Units of Stock that Have Not Vested (2) ($)
Victor Peng	2/1/18	3,625	(3)	470,706
	7/2/18	35,911		4,663,043
	7/10/19	18,338	(3)	2,381,189
	7/10/19	19,017		2,469,357
	7/10/20	76,256		9,901,842
	7/10/20	62,250	(3)	8,083,163
Brice Hill	5/11/20	60,310	(3)	7,831,254
William Madden	7/2/18	7,615		988,808
	7/2/18	4,700		610,295
	7/10/19	6,450		837,533
	7/10/19	4,300	(3)	558,355
	7/10/20	9,677		1,256,558
	7/10/20	31,600	(3)	4,103,260
Salil Raje	7/2/18	7,615		988,808
	7/2/18	4,700		610,295
	7/10/19	6,450		837,533
	7/10/19	4,300	(3)	558,355
	7/10/20	9,677		1,256,558
	7/10/20	31,600	(3)	4,103,260
Vamsi Boppana	7/2/18	2,500		324,625
	7/2/18	2,701		350,725
	7/10/19	3,900		506,415
	7/10/19	2,600	(3)	337,610
	7/10/20	8,330		1,081,651
	7/10/20	27,200	(3)	3,531,920
(1)Except as noted, these awards represent performance-based RSUs that have been earned based on achievement of pre-established performance goals. Once earned, performance-based RSUs vest in equal annual installments over a three-year period from the grant date, subject to the named executive officer’s continued employment with the Company.
(2)Market value is computed by multiplying the closing price of the Company’s stock on the last trading day of the fiscal year by the number of shares reported in the adjacent column. The closing price of the Company’s stock on April 1, 2021 (the last trading day of our fiscal year) was $129.85.
(3)The award is a time-based RSU that vests in equal annual installments over a four-year period from the grant date, subject to the named executive officer’s continued employment with the Company.

Option Exercises and Stock Vested for Fiscal Year 2021
The following table provides information on stock option exercises and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Victor Peng	64,846	6,384,385
Brice Hill	—	—
William Madden	21,416	2,057,286
Salil Raje	21,416	2,057,286
Vamsi Boppana	12,851	1,270,987
(1)The value realized upon vesting is equal to the number of shares of stock multiplied by the market value of a share of common stock on the vesting date.

Nonqualified Deferred Compensation Plan
The Company maintains an unfunded, nonqualified deferred compensation plan which allows our employees in positions of director-level or above, including executive officers, as well as our non-employee directors, to voluntarily defer receipt of a portion or all of their salary, cash bonus payment, sales incentive payment or director fees, as the case may be, until the earliest “distribution event” (e.g., specific date, termination of employment, death or change of control) elected by the participants or provided for by the plan, thereby allowing participating employees and directors to defer taxation on such amounts. Distributions may be made in a lump sum payment or in installments (not to exceed 15 years). This deferred compensation plan is offered to allow participants to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Plan. Further, we offer the deferred compensation plan as a competitive practice to enable us to attract and retain top talent by providing employees with an opportunity to save in a tax efficient manner.
Amounts credited to the deferred compensation plan consist only of cash compensation that has been earned and payment of which has been timely and properly deferred by the participant. Under the deferred compensation plan, the Company is obligated to deliver on a future date the deferred compensation credited to the relevant participant’s account, adjusted for any positive or negative notional investment results from hypothetical investment alternatives selected by the participant under the deferred compensation plan (Obligations). The Obligations are unsecured general obligations of the Company and rank in parity with other unsecured and subordinated indebtedness of the Company.
In addition, the Company, acting through the Board, may make discretionary contributions to the accounts of one or more deferred compensation plan participants. There were no such discretionary contributions in fiscal 2021. We do not guarantee minimum returns to any participant in the deferred compensation plan. We incur only limited administration expenses to maintain the deferred compensation plan. The deferred compensation plan is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive officer’s overall compensation package for a particular year.
Nonqualified Deferred Compensation Table for Fiscal Year 2021
The following table provides information on nonqualified deferred compensation for the named executive officers during fiscal 2021:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Victor Peng	—	—	2,624,699	—	6,969,439	(2)
Brice Hill	—	—	—	—	—
William Madden	—	—	—	—	—
Salil Raje	—	—	446,092	—	1,154,306	(3)
Vamsi Boppana	—	—	—	—	—
(1)    Amounts included in this column are not reported as compensation in the Summary Compensation Table.
(2)    The fiscal year-end balance reported for Mr. Peng includes $3,578,172 that was previously reported in the Summary Compensation Table as compensation earned in fiscal years prior to fiscal 2021.
(3)    The fiscal year-end balance reported for Mr. Raje includes $507,150 that was previously reported in the Summary Compensation Table as compensation earned in fiscal years prior to fiscal 2021.

Potential Payments Upon Termination or Change in Control
We maintain an employment agreement with Mr. Peng that we entered into as part of an arm’s length negotiation with the Compensation Committee when he became Chief Executive Officer in January 2018. The terms of Mr. Peng’s employment agreement are summarized below.
In January 2016, after reviewing market data, including change in control arrangements provided by some of the Company’s competitors in connection with the recent consolidation in the semiconductor industry, the Compensation Committee approved change of control agreements for our officers. The change of control agreements with Messrs. Hill, Madden, Raje and Boppana provide certain benefits if the executive’s employment is terminated in connection with a change of control of the Company, as more fully described below.
The 2007 Equity Plan does not provide for automatic acceleration of vesting of stock awards upon termination or a change of control; however, the agreement with Mr. Peng and the change of control agreements with the other named executive officers provide for acceleration under certain conditions. The narrative and tables that follow describe potential payments and benefits to the named executive officers under their existing agreements, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming their employment terminated on April 3, 2021, the last day of the Company’s fiscal year.
Employment Agreement with Victor Peng
Effective January 29, 2018, we entered into an Employment Agreement with Mr. Peng providing for Mr. Peng’s employment with the Company as President and Chief Executive Officer.
Under the employment agreement, if the Company terminates Mr. Peng’s employment at any time due to disability or other than for “Cause” or if Mr. Peng voluntarily terminates his employment for “Good Reason” (as each such term is defined in his agreement and described below in the section entitled “Definitions of Good Reason, Cause, Constructive Termination, and Change of Control”) then, subject to Mr. Peng’s execution of a release of claims in favor of the Company, he will be eligible for:
(i)     a pro rata portion of his bonus for the fiscal year during which his employment was terminated based on (a) his termination date, (b) the determination by the Compensation Committee whether Company performance objectives have been met (such performance to be determined within two and one-half months after the end of the fiscal year in which termination occurs) and (c) an assumption that any individual performance objectives have been achieved at target;
(ii)     a lump sum payment equal to one year of his then-current base salary;
(iii)    a lump sum payment equal to one year of his annual target bonus;
(iv)    at the Company’s election, a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance; and
(v)    24 months’ accelerated vesting of all equity grants received from the Company prior to his termination of employment, provided that (a) in the case of performance-based RSUs for which the number of earned RSUs has not been determined as of the date of termination, the number of accelerated shares will be the actual number of RSUs earned for actual performance achievement that would have vested in the 24 months following termination of employment (such performance to be determined by the Compensation Committee within two and one-half months after the end of the fiscal year in which termination occurs), had the original vesting schedule provided for monthly rather than annual vesting, and (b) in the case of any outstanding awards of RSUs that are not subject to performance metrics and that are subject to “cliff” vesting on one or more anniversaries of the date of grant, such RSUs will be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant, and Mr. Peng will become vested in that number of RSUs which would have vested during the period commencing from the date of grant and continuing up to his termination date and during an additional 24-month period following his termination date.
Notwithstanding the foregoing, if Mr. Peng’s employment is terminated at any time within 90 days prior to or two years following a Change of Control and he executes a release of claims in favor of the Company, he will be eligible for:
(i)     a pro rata portion of his bonus for the fiscal year during which his employment was terminated based on (a) his termination date, (b) the determination by the Compensation Committee whether Company performance objectives have been met and (c) an assumption that any individual performance objectives have been achieved at target;
(ii)    a lump sum payment equal to 24 months of his then-current base salary;
(iii)    a lump sum payment equal to two years of his annual target bonus;
(iv)    a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance;
(v)    100% accelerated vesting of all non-performance-based equity awards; and

(vi)    100% accelerated vesting of performance-based RSUs.
Potential Payments upon Termination of Mr. Peng’s Employment
The following table sets forth all payments that would have been made to Mr. Peng assuming his employment was terminated without Cause or Good Reason on April 3, 2021 and Mr. Peng signed a release in favor of the Company:

Salary	Target Bonus	Fiscal 2021 Bonus (1)	Medical and Dental Insurance	Value of RSUs (2)	Total (3)
$950,000	$1,425,000	$1,442,813	$21,367	$23,910,074	$27,749,254
(1)Based on actual corporate performance compared to target objectives and assumed individual performance at 100% of target objectives.
(2)Includes 24 months’ acceleration of RSUs (with amounts of performance-based RSUs based on actual performance of the applicable performance metrics), and assuming monthly vesting from the date of grant. In May 2021, the Compensation Committee determined that Mr. Peng had earned 76,256 performance-based RSUs based on actual performance (as adjusted in the manner described above under “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Compensation”), of which 67,783 performance-based RSUs would have accelerated upon his termination of employment. Mr. Peng also held 84,213 time-based RSUs, of which 64,142 RSUs would have accelerated upon termination of employment.

(3)If such termination had occurred within 90 days before or two years after a Change of Control, then Mr. Peng would have received the following:$1,900,000, representing 24 months of base salary; $2,850,000, equal to two years of his target bonus; $1,442,813, representing the amount of his fiscal 2021 bonus he would have received based on individual performance objectives being achieved at target and corporate performance objectives being achieved as determined by the Compensation Committee; $21,367, consisting of one year of COBRA premiums for medical and dental insurance; and $26,150,621, representing 100% accelerated vesting of equity awards, including 100% accelerated vesting of performance-based RSUs, for a total of $32,364,801.

Change of Control Agreements with the Other Named Executive Officers
Under the change of control agreements entered into with Messrs. Hill, Madden, Raje and Boppana, if the employment of the executive is terminated without Cause or the executive resigns pursuant to a Constructive Termination at any time within 90 days prior to or two years following a Change of Control of the Company (in each case, as defined in his agreement and described below under “Definitions of Good Reason, Cause, Constructive Termination, and Change of Control”), and subject to his execution of a release of claims in favor of the Company, the executive will be eligible for: (i) a lump sum payment equal to 150% of his then-current base salary; (ii) a lump sum payment equal to 150% of his annual target bonus; (iii) a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance, if the executive elects continuation coverage under COBRA; (iv) 100% accelerated vesting of all non-performance-based equity awards; and (v) 100% accelerated vesting of performance-based RSUs at 100% of target; provided that, with respect to items (iv) and (v) for Mr. Hill, if a Change of Control occurs within the first or second year, respectively, of Mr. Hill’s employment, 25% or 50% of such equity awards, respectively, will accelerate.
Potential Payments upon Change of Control and Termination of Messrs. Hill, Madden, Raje and Boppana
The following table sets forth all payments that would have been made to Messrs. Hill, Madden, Raje and Boppana, assuming a Change of Control occurred on April 3, 2021 and the employment of each such individual was terminated without Cause or as a result of a Constructive Termination on April 3, 2021 and each executive signed a release in favor of the Company:

	150% Annual Base Salary	150% Annual Target Bonus	Medical and Dental Insurance	Value of RSUs	Total
Brice Hill	$825,000	$825,000	$30,381	$1,957,813	$3,638,194
William Madden	$787,500	$787,500	$29,238	$8,124,065	$9,728,303
Salil Raje	$787,500	$787,500	$30,381	$8,124,065	$9,729,446
Vamsi Boppana	$660,000	$528,000	$33,128	$5,934,275	$7,155,403
Definitions of Good Reason, Cause, Constructive Termination, and Change of Control
Under Mr. Peng’s employment agreement “Good Reason” means (i) a reduction of $50,000 or more in his base compensation or target cash incentive or guaranteed bonus, (ii) a material reduction in his authority, duties or responsibilities, (iii) his no longer being Chief Executive Officer of the Company reporting to the Board or (iv) a relocation of the Company’s headquarters outside of the San Francisco Bay Area, provided that Mr. Peng gives written notice to the Board of the first to occur of any of the foregoing events within 90 days following the first occurrence of such event and the Company fails to remedy the event within 30 days of such notice.
Under Mr. Peng’s employment agreement, “Cause” means (i) continued neglect of or willful failure in the performance of his duties, which, if curable, continues for a period of 20 days following written notice by the Company, (ii) a material breach of the Company’s Proprietary Information and Inventions Agreement, (iii) a material breach of the Company’s Code of Conduct or other Company policies, which, if curable, continues for a period of 20 days following written notice by the Company, (iv) fraud against or embezzlement or material misappropriation from the Company or its affiliates, (v) conviction of, or entering a plea of no contest or nolo contendere to a charge of, a crime constituting a felony, (vi) willful malfeasance or willful misconduct in connection with his duties, which, if curable, continues for a period of 20 days following written notice by the Company, or (vii) any willful and wrongful act or omission which is materially injurious to the financial condition or business reputation of the Company and its subsidiaries, which, if curable, continues for a period of 20 days following written notice by the Company.
Under the agreements with Messrs. Hill, Madden, Raje and Boppana, “Constructive Termination” means the executive’s resignation following the occurrence of any of the following events without the executive’s approval: (i) a material reduction in the executive’s base salary, target bonus or benefits, other than a reduction that is applied across-the-board to all employees at the executive’s level; (ii) a material reduction in the executive’s title, authority or responsibilities; or (iii) the requirement that the executive relocate to a place of employment more than 50 miles from the executive’s primary work location; provided that the executive provides written notice of a condition described in (i), (ii) or (iii) within 90 days of the initial occurrence of the condition and the Company fails to remedy such condition within 30 days of such notice (or, if later, the executive’s actual termination of employment).
Under Mr. Peng’s employment agreement and the change of control agreements with Messrs. Hill, Madden, Raje and Boppana, a “Change of Control” will generally be deemed to have occurred in the event of any of the following: (i) the acquisition by any person or group (other than the Company, a subsidiary of the Company or a Company employee benefit plan) of more than 50% of the voting power of the Company’s outstanding securities; (ii) the closing of (a) a sale of all or substantially all of the Company’s assets if the holders of all voting power for election of directors before the transaction hold less than a majority of the total voting power for election of directors of all entities which acquire the assets or (b) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity; (iii) any issuance of securities that would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for election of directors; or (iv) a change in the board of directors over a period of 24 months such that the incumbent directors as of the beginning of any such 24-month period and nominees of the incumbent directors are no longer a majority of the total number of directors.
None of the employment and change of control agreements described above provide any named executive officer with a gross-up or other reimbursement for tax amounts the named executive officer might be required to pay pursuant to Section 280G of the Internal Revenue Code. The agreements described above are intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code.

Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to calculate and disclose the annual total compensation paid to our median employee, as well as the ratio of the annual total compensation paid to our median employee as compared to the annual total compensation paid to our Chief Executive Officer, Mr. Peng.
For fiscal 2021:
•the median of the annual total compensation of all our employees (other than our CEO) was $139,582; and
•the annual total compensation of our CEO for purposes of this calculation was $14,601,228.
Based on this information, for fiscal 2021 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (other than our CEO) was 105 to 1.
This ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u). This rule, which addresses the identification of the “median employee” and the calculation of the pay ratio based on that employee’s annual total compensation, allows companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
Under Item 402(u), we are required to identify our median employee only once every three years, provided that, during our last-completed fiscal year, there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio. In light of the significant growth in our employee population during fiscal 2021, we could not rule out the likelihood that such growth would result in a significant change to our pay ratio, absent the type of analysis that is required to identify the median employee; accordingly, we have identified a new median employee for fiscal 2021. To identify the median of the annual total compensation of all our employees and the annual total compensation of our median employee, we used the following methodology and material assumptions, adjustments and estimates and continued using the last day of our fiscal year as the date for identifying the median employee:
•In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on April 3, 2021 (the last day of fiscal 2021), whether employed on a full-time, part-time or temporary basis. We did not include any contractors or other non-employee workers in our employee population.
•As of April 3, 2021, our employee population consisted of approximately 4,890 individuals, including approximately 2,840 individuals located outside of the United States.
•To identify the “median employee,” we compared the annual base salary or wages, as applicable, of each employee as of April 3, 2021, the target annual incentive compensation award of each employee for fiscal 2021 and the grant date fair value of each employee’s equity award (if any) granted in fiscal 2021 as the most appropriate measure of compensation. Target incentive compensation represents a fixed measure of each employee’s compensation arrangements that is not subject to fluctuation as a result of financial or operational performance in a given year.
•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on March 1, 2021. For permanent employees hired during fiscal 2021, we annualized their compensation as if they had been employed for the entire measurement period.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Ronald S. Jankov, Mary Louise Krakauer and Elizabeth W. Vanderslice. No member of the Compensation Committee is, or was during fiscal 2021, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship disclosed in the section below entitled “RELATED PARTY TRANSACTIONS.” No member of the Compensation Committee is, or was during fiscal 2021, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.

RELATED PARTY TRANSACTIONS
Our Audit Committee is responsible for reviewing and approving all related party transactions, as provided in the Audit Committee charter. Related parties include any of our directors or executive officers, beneficial owners of more than five percent of our outstanding common stock and immediate family members of the foregoing. The Audit Committee reviews related party transactions due to the potential for a conflict of interest. A conflict of interest arises when an individual’s personal interest interferes with the Company’s interests. All transactions identified through our disclosure controls and procedures as potential related party transactions, or transactions that may create a conflict of interest or the appearance of a conflict of interest, are brought to the attention of the Audit Committee for its review. In reviewing related party transactions, the Audit Committee applies the standards set forth in the Company’s Code of Conduct and the Directors’ Code of Ethics, which provide that directors, officers and employees are to avoid any activity, investment or association that would cause or even appear to cause a conflict of interest. Copies of the Audit Committee Charter, Code of Conduct and Directors’ Code of Ethics are available on our website at www.investor.xilinx.com under “Corporate Governance.” For further discussion regarding transactions with related parties, see the section above entitled “DIRECTORS AND CORPORATE GOVERNANCE—Board Independence.”
In fiscal 2011, the Audit Committee pre-approved our engagement of BlackRock, Inc. (BlackRock) as an investment manager. At the time we entered into this engagement, BlackRock was the beneficial owner of more than five percent of our outstanding common stock, and it continues to be a beneficial owner of more than five percent of our outstanding common stock at present. Xilinx paid BlackRock $209,999 in management fees during fiscal 2021.

COMMITTEE REPORTS

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2021.
The Compensation Committee
Ronald S. Jankov (Chairman)
Mary Louise Krakauer
Elizabeth W. Vanderslice

The foregoing Report of the Compensation Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Xilinx under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process, including performance of the internal audit function. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and implementation of the reporting process including the systems of internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. In accordance with the law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Charter of the Audit Committee can be found at www.investor.xilinx.com under “Corporate Governance.”
The Company’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting. In carrying out its responsibilities, the Audit Committee has the power to retain outside counsel or other experts and is empowered to investigate any matter with full access to all books, records, facilities, and personnel of the Company. The Audit Committee members are not currently practicing accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. Each of the members of the Audit Committee are independent and financially literate, as determined by the Board and in compliance with Securities and Exchange Commission (SEC) and Nasdaq rules. In addition, Mr. Chitkara was determined to be an audit committee financial expert, as defined under the SEC rules.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year ended April 3, 2021, with management and EY, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with EY matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also discussed EY’s independence with EY and management and considered whether the provision of certain non-audit services by EY is compatible with EY’s independence. For each proposed service, EY provides the Audit Committee with a description of the service and sufficient information to confirm EY’s determination that the provision of such service will not impair its independence. The Audit Committee reviewed and preapproved all audit and non-audit services performed by EY during fiscal year 2021 in accordance with established procedures.
The Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 3, 2021. The Audit Committee has also reviewed and discussed with EY its audit of and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the fiscal year ended April 3, 2021.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2021 for filing with the SEC.
The Audit Committee
Raman K. Chitkara (Chairman)
Saar Gillai
Dennis Segers

The foregoing Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Xilinx under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
As recommended by the Nominating and Governance Committee, the Board’s nominees for election by the stockholders are the following individuals: Dennis Segers, Raman K. Chitkara, Saar Gillai, Ronald S. Jankov, Mary Louise Krakauer, Thomas H. Lee, Jon A. Olson, Victor Peng, and Elizabeth W. Vanderslice.
Unless a stockholder instructs otherwise, the shares represented by a properly-executed proxy in the form enclosed will be voted FOR the election of the nominees for election as directors to the Board of Directors. If any of the nominees should be unwilling or unable to serve as of the Annual Meeting, the proxies will be voted for the election of such other person as the Board of Directors may designate, if any, in place of such nominee.
Required Vote
Each nominee receiving more votes “FOR” than “AGAINST” shall be elected as a Director. If you do not wish your shares to be voted with respect to a nominee, you may “ABSTAIN,” in which case your shares will have no effect on the election of that nominee. Broker non-votes will also have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.
Our executive compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” orientation. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”
Our Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Required Vote
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The affirmative vote a majority of the shares present or represented by proxy and voting on such matter (which shares voting affirmatively also constitute a majority of the required quorum) would indicate stockholder approval of the resolution. The Board and the Compensation Committee value the opinions of our stockholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (EY), an independent registered public accounting firm, to audit the consolidated financial statements of Xilinx for the fiscal year ending April 2, 2022 and recommends that stockholders vote for ratification of such appointment. Although we are not required to submit to a vote of the stockholders the ratification of the appointment of EY, the Company, the Board and the Audit Committee, as a matter of good corporate governance, have determined to ask the stockholders to ratify the appointment. If the appointment of EY is not ratified, the Audit Committee will take the vote under advisement in evaluating whether to retain EY.
Representatives of EY attend meetings of the Audit Committee, including executive sessions of the Audit Committee at which no members of Xilinx management are present. EY has audited the Company’s financial statements for each fiscal year since the fiscal year ended March 31, 1984. Representatives of EY are expected to be present at the Annual Meeting. In addition, they will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Fees Paid to EY
The following table shows the fees billed or to be billed for audit and other services provided by EY for fiscal years 2021 and 2020:

	2021	2020
Audit Fees	$3,411,000	$3,387,100
Audit-Related Fees	477,870	—
Tax Fees	280,280	217,000
All Other Fees	—	70,251
Total	$4,169,150	$3,674,351
Audit Fees
This category includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s interim financial statements on Form 10-Q and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes, but is not limited to, statutory audits required by non-U.S. jurisdictions, consultation and advice on new accounting pronouncements, technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions and comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees
This category consists of assurance and related services that are reasonably related to the performance of the annual audit or interim financial statement review and are not reported under “Audit Fees.” These fees include due diligence and accounting consultations in connection with acquisition-related activities. No such service was provided by EY during fiscal year 2020.
Tax Fees
This category consists of fees for tax compliance, tax advice and tax planning services, including preparation of tax returns and assistance and representation in connection with tax audits and appeals.
All Other Fees
This category consists of services that are not included in the category descriptions defined above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” and includes permissible supply chain integration advisory services. No such service was provided by EY during fiscal year 2021.
Audit Committee’s Pre-approval Policy and Procedures
The Audit Committee has adopted policies and procedures for approval of audit, audit-related, tax and all other services performed by EY. Pursuant to its charter and those policies, the policy of the Audit Committee is that any and all services to be provided to the Company by EY are subject to pre-approval by the Audit Committee. The Audit Committee pre-approves annual audit fees, quarterly reviews and tax compliance fees at the beginning of the fiscal year. The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that any pre-approvals made under delegated authority are presented to the Audit Committee at its next scheduled meeting. In its review of non-financial audit, tax consulting and other services, the Audit Committee considers whether the provision of such services is consistent with SEC guidance, and whether the service facilitates the performance of the financial audit, improves the Company’s financial reporting process, and is otherwise in the Company’s best interests and compatible with maintaining EY’s independence.
The Audit Committee did not waive its pre-approval policies and procedures during the fiscal year ended April 3, 2021.
All of the services described in the fee table above were approved pursuant to the Audit Committee’s pre-approval policy.
Required Vote
Affirmative votes constituting a majority of the shares present or represented by proxy and voting on such matter (which shares voting affirmatively also constitute a majority of the required quorum) will be required to approve this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

OTHER MATTERS
The Company is not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.
THE BOARD OF DIRECTORS
Dated: June 17, 2021

Solicited by the Board of Directors

The undersigned stockholder of XILINX, INC., a Delaware corporation (Xilinx or the Company), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Xilinx, each dated June 17, 2021, and hereby appoints Victor Peng and Catia Hagopian, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of Xilinx to be held on August 4, 2021 at 11:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof, and to vote all shares of Common Stock, $0.01 par value, of Xilinx, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy. The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at www.viewproxy.com/xlnx/2021/VM by 11:59 PM ET on August 2, 2021. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided you received via email in your registration confirmation.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF DENNIS SEGERS, RAMAN K. CHITKARA, SAAR GILLAI, RONALD S. JANKOV, MARY LOUISE KRAKAUER, THOMAS H. LEE, JON A. OLSON, VICTOR PENG, AND ELIZABETH W. VANDERSLICE AS DIRECTORS OF XILINX; FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The Xilinx 2021 Proxy Statement and 2021 Annual Report to Stockholders on Form 10-K are available for review at http://www.allianceproxy.com/xilinx/2021

The Board of Directors recommends a vote FOR the nominees listed, and FOR Proposals 2 and 3.

Please mark votes as in this example ☒

1. ELECTION OF DIRECTORS:

		FOR	AGAINST	ABSTAIN
01.	Dennis Segers	☐	☐	☐
02.	Raman K. Chitkara	☐	☐	☐
03.	Saar Gillai	☐	☐	☐
04.	Ronald S. Jankov	☐	☐	☐
05.	Mary Louise Krakauer	☐	☐	☐
06.	Thomas H. Lee	☐	☐	☐
07.	Jon A. Olson	☐	☐	☐
08.	Victor Peng	☐	☐	☐
09.	Elizabeth W. Vanderslice	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal 2022.	☐	☐	☐

I plan to attend the Meeting ☐

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Date: ______________________________

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